UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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[   ]Definitive Proxy Statement

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CARDTRONICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING  OF STOCKHOLDERS AND PROXY STATEMENT

April 10,  2014

Dear Stockholder:

Notice is hereby given that the 2014 Annual Meeting of Stockholders (“Annual Meeting”) of Cardtronics, Inc., a Delaware corporation (“Cardtronics”), will be held on Wednesday, May 21,  2014, at 5:00 p.m., central daylight time, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. At the Annual Meeting, stockholders will be asked to:

1.Elect two Class I directors to the Board of Directors to serve until the 2017 Annual Meeting of Stockholders;

2.Adopt a resolution in which they approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Proxy Statement;

3.Ratify the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of Cardtronics for the fiscal year ending December 31, 2014;

4.Adopt a resolution to amend our Amended and Restated Certificate of Incorporation to remove plurality voting for the election of directors;

5. Increase the maximum number of shares that can be granted as equity incentive awards under the Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”);

6.Approve the modification to material terms of the 2007 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;  and

7.Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 25, 2014 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 1,  2014 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders also will be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

The proxy materials include this Notice, the Proxy Statement, the Annual Report to Stockholders for the fiscal year ended December 31, 2013, and the enclosed proxy card. The Proxy Statement tells you about the agenda and related matters for the Annual Meeting. It also describes how the Board of Directors operates, gives information about its director candidates, and provides information about the other items of business to be conducted at the Annual Meeting.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/ Michael E. Keller

Michael E. Keller

General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2014

The Notice of Annual Meeting of Stockholders, Proxy Statement for  the Annual Meeting, and the Annual Report to Stockholders  for the fiscal year ended December 31, 2013 are available at  www.cardtronics.com.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS	6
PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	10
PROPOSAL NO. 3: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
PROPOSAL NO. 4: AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	12
PROPOSAL NO. 5: INCREASE OF THE MAXIMUM NUMBER OF SHARES THAT CAN BE GRANTED AS EQUITY INCENTIVE AWARDS UNDER THE AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN	13
PROPOSAL NO. 6: APPROVAL OF THE MODIFICATION TO MATERIAL TERMS OF THE 2007 PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED	14
CORPORATE GOVERNANCE	16
STOCK OWNERSHIP MATTERS	22
EXECUTIVE OFFICERS	24
COMPENSATION DISCUSSION AND ANALYSIS	26
COMPENSATION COMMITTEE REPORT	37
EXECUTIVE COMPENSATION	37
DIRECTOR COMPENSATION	51
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	52
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	52
AUDIT MATTERS	53
PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS	54
OTHER MATTERS	55
ANNUAL REPORT TO STOCKHOLDERS	55
DIRECTIONS TO 2014 ANNUAL MEETING OF STOCKHOLDERS	56
APPENDIX A (FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARDTRONICS, INC.)
APPENDIX B (SUMMARY DESCRIPTION OF THE SECOND AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN)
APPENDIX C (SECOND AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN)

CARDTRONICS, INC.

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors  (the “Board”) of Cardtronics, Inc., for use at our 2014 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on Wednesday,  May 21, 2014, at 5:00 p.m., central daylight time, at our principal executive offices, which are located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions to our offices are set forth on the last page of this Proxy Statement.

On or about April 10, 2014, we mailed a Notice of Internet Availability to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 25, 2014. The Notice of Internet Availability contains information on how to access the proxy materials and vote online. The Notice of Annual Meeting, this Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“Annual Report”) are available to you in the Investor Relations section of our website at www.cardtronics.com or, upon your request paper version of these materials will be delivered to you by mail.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2014 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to (1) elect two Class I directors to serve until the 2017 Annual Meeting of Stockholders; (2) adopt a resolution in which they  approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement; (3) ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; (4) adopt a resolution to amend our  Amended and Restated Certificate of Incorporation to remove plurality voting for the election of directors; (5) increase the maximum number of Shares that can be granted as equity incentive awards under the Amended and Restated 2007 Stock Incentive Plan (“the “2007 Plan”); (6) approve the modification to material terms of the 2007 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);  and (7) transact such other business as may properly come before the Annual Meeting. Each of the above matters that will be submitted to the stockholders for their approval (each a “Proposal”) is described in more detail on pages 6 to 15 herein.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock at the close of business on March 25, 2014. We refer to this date as the “record date.”

This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this Proxy Statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed J. Chris Brewster and Michael E. Keller (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

If you are a stockholder of record (as discussed in more detail below) and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on the proxy. If you complete and submit a proxy, but do not indicate any contrary voting instructions, the Proxy Holders will vote in accordance with the recommendations of the Board. See “What are the recommendations of the Board?” below for additional information.

If you are a street name stockholder, in some cases, your shares may be voted even if you do not provide your broker, bank, or other nominee with voting instructions. At the Annual Meeting, except for Proposal No. 3 (Ratification of the Selection of the Independent Registered Public Accounting Firm), brokers will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners.  See “What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?” below for additional information.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts with our transfer agent and/or brokers, banks, or other nominees. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the  difference between holding shares as a “stockholder  of record” and holding shares in “street name”?

•Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a “stockholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

•Street Name Stockholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has provided voting instructions for you to use in directing the broker, bank, or other nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank, or other nominee, the stockholder of record may be prohibited from voting your shares as discussed elsewhere in this Proxy Statement.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders  of a majority  of the outstanding shares  of  common stock entitled to vote as of the record  date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the record  date, there were 44,481,159 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 22,240,580 shares of common stock, in person or by proxy, is required to establish a quorum for the Annual Meeting.

If less than a quorum is represented at the Annual Meeting, the presiding officer of the meeting or the holders of a majority of the issued and outstanding stock, (on an as converted basis) present in person or represented by proxy, at the Annual Meeting, may adjourn the meeting and the proxy holders will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

•Stockholder of Record. Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

•Street Name Stockholder. If you hold your shares in “street name”, please follow the instructions provided by your bank, broker, or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

What are the recommendations of the Board?

Our Board recommends that you vote:

•FOR the election of the two nominated Class I directors;

•FOR the resolution in which the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement;

•FOR the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•FOR the proposal to amend our Certificate of Incorporation to remove plurality voting for the election of directors;

•FOR the proposal to increase the maximum number of shares that can be granted as equity incentive awards under the 2007 Plan; and

•FOR the proposal to approve the modification to material terms of the 2007 Plan for purposes of Section 162(m) of the Code.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761 no later than May 20,  2014;  (2) mailing in a new proxy card bearing a later date but no later than May 20,  2014;  or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you are a “street name” stockholder, you may change your vote by submitting new voting instructions to your bank, broker, or nominee in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?

Abstentions and Broker Non-Votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. Broker non-votes occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners.

Election of Directors.  A plurality of the votes cast is required for the election of directors. This means that the two Class I director nominees receiving the highest number of affirmative votes will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each Class I director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will have no legal effect on the election of directors under Delaware law or our Bylaws. Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposal.

Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. This proposal is considered a “routine” matter, so if you are a street name stockholder, your broker, bank, trust or other holder of record is permitted to vote your shares on this proposal even if the broker does not receive voting instructions from you.

Amendment to our Certificate of Incorporation.  Under the terms of our Certificate of Incorporation, the affirmative vote of the holders of no less than 66 2/3% of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.

Increase in Shares Available Under the 2007 Plan. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.

Modification to Material Terms of the 2007 Plan. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation and distribution of this Proxy Statement, the proxy card, and any additional information furnished to our stockholders. In addition to this solicitation, our directors, officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $46,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance – Our Board – Director Selection and Nomination Process” and “Proposals for the 2015 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single Annual Report and/or a single Proxy Statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must provide express or implied prior consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding. If you or your family have one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this Proxy Statement or the Annual Meeting, please contact our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4000.

Where may I obtain additional information about Cardtronics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 18,  2014. Our Annual Report, including audited financial statements, is available on our website at www.cardtronics.com. Our Annual Report is not part of the proxy solicitation material.

IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS, INC., PLEASE CONTACT OUR GENERAL COUNSEL AND SECRETARY, MICHAEL E. KELLER, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.

On the following pages, we have set forth the six proposals that are being submitted to the stockholders for their approval. Following each proposal is a summary of the proposal as well as the Board’s recommendation in support thereof.

PROPOSAL NO. 1:

ELECTION OF CLASS I DIRECTORS

Our Director Nominees

Our Board currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our Class I directors expires at the 2014 Annual Meeting of Stockholders; the term of our Class II directors expires at the 2015 Annual Meeting of Stockholders; and the term of our Class III directors expires at the 2016 Annual Meeting of Stockholders; with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, retirement, resignation or removal. Our Class I directors are Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Julie Gardner, Steven A. Rathgaber and Mark Rossi. Our Board currently has one vacant director position.

Effective March 5, 2014, acting upon the recommendation of the Nominating & Governance Committee, the Board nominated Jorge M. Diaz and G. Patrick Phillips for re-election as Class I directors at the Annual Meeting. Each nominee is currently a director, has consented to being named a nominee in this Proxy Statement, and has indicated a willingness to serve if elected. Class I directors elected at the Annual Meeting will serve for a term to expire at the 2017 Annual Meeting of Stockholders, with each director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation or removal. We did not pay any third-party fees to assist in the process of identifying or evaluating these candidates.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Jorge M. Diaz and G. Patrick Phillips as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a Class I director.

Stockholders may not cumulate their votes in the election of our directors.

The names and certain information about the Class I director nominees, including their ages as of the Annual Meeting date, positions with Cardtronics, Inc., as well as the specific experience, qualifications, attributes and skills that led the Board to the conclusion that the director should be nominated to serve on the Board in light of our business, are set forth below:

Name	Age	Position
Jorge M. Diaz	49	Class I Director
G. Patrick Phillips	64	Class I Director

Jorge M. Diaz has served as a director of our company since December 2004. Mr. Diaz is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc. (“Fiserv”), and has held that position since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994. Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.

Mr. Diaz’ extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our company, makes him uniquely qualified to serve on our Board, our Compensation Committee, and our Nominating & Governance Committee.

G. Patrick Phillips has served as a director of our company since February 2010. Mr. Phillips retired from Bank of America in 2008, after a 35-year career, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank where he serves as Chairman of the Finance and Audit Committee. Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School (of business) at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

Mr. Phillips’ extensive experience in the banking industry and the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee, and as Chairman of our Compensation Committee.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE CLASS I DIRECTOR NOMINEES IDENTIFIED ABOVE.

Continuing Directors

In addition to the Class I directors to be elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, Inc., as well as the specific experience, qualifications, attributes and skills that led the Board to the conclusion that the director should serve on the Board in light of our business are set forth below:

Name	Age	Position
J. Tim Arnoult	65	Class II Director
Dennis F. Lynch	65	Class II Director
Juli C. Spottiswood	47	Class II Director
Julie Gardner	56	Class III Director
Steven A. Rathgaber	60	Class III Director
Mark Rossi	57	Class III Director

J. Tim Arnoult has served as a director of our company since January 2008. Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996. In September 2012, Mr. Arnoult was elected to serve on the board of directors for Stellus Capital Investment Corporation. Mr. Arnoult is also experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004. Mr. Arnoult has been retired since 2006. Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.

Mr. Arnoult has experience serving as a director for public and private companies as well as significant nonprofit and industry association boards, including the board of Visa USA. We believe Mr. Arnoult’s broad financial services background, including international responsibilities, and past directorship experience make him well‑qualified to serve on our Board, as Chairman of our Nominating & Governance Committee, on our Audit Committee, and on our Finance Committee.

Dennis F. Lynch has served as a director of our company since January 2008 and Chairman of the Board since November 2010. Mr. Lynch has over 30 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently a director on the board of Fiserv, a global technology provider to banks, credit unions, lenders and investment firms. Mr. Lynch is also currently a director and was previously the chairperson (from 2009 through 2011) of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace. From 2005 to 2008, Mr. Lynch served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE Corporation, including serving as President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004. Prior to joining NYCE Corporation, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Boston’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007. Mr. Lynch was also a founding director of YANKEE24 Network, and electronic payments network serving the New

England region and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of the Electronic Funds Transfer Association. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

Mr. Lynch’s extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board. We leverage Mr. Lynch’s knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards. Additionally, Mr. Lynch’s service on a number of corporate boards and his experience as the Chief Executive Officer of NYCE Corporation, provide him with the background and leadership skills necessary to serve as Chairman of our Board and as a member of our Compensation Committee, our Nomination & Governance Committee, and our Finance Committee.

Juli C. Spottiswood has served as a director of our company since May 2011. Ms. Spottiswood is currently the President and Chief Executive Officer and a director on the board of Parago, Inc., a global engagement management company which provides innovative incentive programs to drive behavior and promote loyalty for consumers, channel sales partners, and employees. Ms. Spottiswood assisted with the formation of Parago, Inc. in 1999 as the company’s Chief Financial Officer and was promoted to President and Chief Executive Officer in 2007. Ms. Spottiswood has spearheaded dramatic improvements for the consumer rebating experience: introducing a variety of payment methods like prepaid cards and PayPal, a choice of submission methods including online or point-of-sale from some merchants, customer service interaction via web chat and dramatically reduced turn times. Ms. Spottiswood also serves as a member of the board of directors of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid rebate cards as an alternative payment vehicle. In 2009, Ms. Spottiswood was the recipient of the Ernst & Young Entrepreneur of the Year in the Southwest region.

Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her an exceptional asset to our Board, to our Finance Committee, and as Chairman of our Audit Committee.

Julie Gardner was appointed as a director of our company on October 24, 2013.  Ms. Gardner has over 25 years of marketing experience in the retail industry and was cited by Forbes in 2012, as the 11th most influential Chief Marketing Officer in the world.  From 2006 to 2012, Ms. Gardner served as the Chief Marketing Officer for Kohl's Corporation after serving as Chief Brand Officer from 2003 to 2006 and Senior Vice President of Marketing from 1999 to 2003. From 1985 to 1999, Ms. Gardner served in various positions for Eckerd Corporation, a retail drug store chain, including serving as Chief Marketing Officer from 1994 to 1999, Advertising Director from 1991 to 1994 and several management roles from 1985 to 1991. Ms. Gardner currently serves as a trustee for the Milwaukee Art Museum, is an ambassador for the TED organization and serves on the executive committee for the Retail Marketing and Advertising Association. Ms. Gardner received her Bachelor of Science in Technical Communications from the University of Minnesota, Twin Cities.

Ms.  Gardner has expansive marketing and advertising experience in the retail industry and we believe her experience and her background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics, make her well-qualified to serve on our Board and as a member of our Nominating & Governance Committee.

Steven A. Rathgaber has been our Chief Executive Officer (“CEO”) and has served as a director of our company since February 1, 2010. From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc. (“NYCE”), which is an electronic funds transfer and debit card processing business. Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004. From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company. From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank. Mr. Rathgaber served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009. Mr. Rathgaber presently serves on the Advisory Board of a private equity firm, Platform Partners, based in Houston, Texas. Mr. Rathgaber also served as Chairman of the Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

The Board has concluded that Mr. Rathgaber should continue to serve as a director for our company based upon the following reasons, among others: (1) his current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory, and governance insights to the Board; and (2) his considerable role in the management of our company enables him to continually educate and advise the Board on our business, industry and related opportunities and challenges.

Mark Rossi has served as a director of our company since November 2010. Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C., a Connecticut based private equity firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with a  particular emphasis on technology and telecommunications, health care services and products, and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc., and Equitrac, Inc.  Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America. Mr. Rossi’s industry focus is on business services and technology companies. Mr. Rossi is involved in a number of community and philanthropic activities. He is a founding member of Project Y.E.S.S. (Young Executives Supporting Schools), and is a member of the Board of Trustees at Saint Vincent College in Latrobe, Pennsylvania. After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the J.L. Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.

Mr. Rossi has extensive financial services experience, is a member of the board of directors of several companies, and serves as Chairman of the board of directors of Maxwell Technologies Inc. (a publicly traded company), which makes him well-qualified to serve on our Board, our Compensation Committee, and as Chairman of our Finance Committee.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the stockholder vote on the frequency of an advisory vote on executive compensation that took place at our 2011 Annual Meeting, the Board determined to hold the vote on executive compensation annually until the next stockholder vote on the frequency of such advisory vote. Thus, our stockholder advisory vote to approve executive compensation currently takes place annually, and the next such vote will take place at our 2015 Annual Meeting of Stockholders.  As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives as described below.  Stockholders are given an opportunity to cast an advisory vote on the frequency of “say-on-pay” votes every six years, with the next opportunity expected to occur in connection with our Annual Meeting in 2017:

Objectives	How Our Executive Compensation Program Achieves The Objectives

The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value.

We believe our executive compensation program aligns the interests of management with those of our investors  and creates incentives for and rewards performances of the individuals based on our overall success and the  achievement of individual performance objectives.  Specifically, our compensation program provides management with the incentive to achieve or maximize certain company-level performance measures. Each year, based upon the expected circumstances and conditions confronting us for that  year, the Compensation Committee selects performance metrics that it believes will produce the best return for our stockholders given the then-current conditions. For 2013, the  Compensation Committee selected (1) Adjusted Operating Income, as defined below in the  “Compensation Discussion and  Analysis” or “CD&A”; (2) Adjusted Earnings per Share, as defined below in the CD&A; and (3) Revenues, as reported in our audited financial statements.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table for 2013 and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to adopt the following resolution at the 2014 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Cardtronics, Inc. approve, on an advisory basis, the compensation of Cardtronics Inc.’s Named Executive Officers as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders of Cardtronics, Inc. pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on our Board or our Compensation Committee, will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action. Although the vote is non-binding, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE ADVISORY RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 3:

RATIFICATION OF THE SELECTION OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending December 31, 2014.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP for the fiscal year ending December 31, 2014 has been recommended by our Audit Committee and approved by our Board. Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and has recommended, and our Board has approved, their inclusion therein. See “Audit Matters—Report of the Audit Committee” included elsewhere in this Proxy Statement.

Although stockholder ratification of the selection of KPMG LLP is not required, our Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. However, if the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31,  2014.

PROPOSAL NO. 4:

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

Article V of our Third Amended and Restated Certificate of Incorporation currently provides that elections of directors are determined by a plurality of the votes cast by the stockholders entitled to vote.  Under plurality voting, a stockholder cannot vote “against” a director.  Instead, a stockholder can vote “for” a director or “withhold” its vote for that director.  A withhold vote is counted only for purposes of determining the presence or absence of a quorum but has no legal effect on the election of directors.  Accordingly, a director who receives one “for” vote is elected even if all other ballots are marked “withhold.”  Stockholders are being asked at this Annual Meeting to approve and adopt an amendment to our Certificate of Incorporation to eliminate the plurality voting standard.

Based upon the recommendation of the Nominating & Governance Committee, our Board is submitting this Proposal No. 4 to our stockholders as part of its ongoing evaluation of its corporate governance practices.  In determining whether to recommend a vote for the approval of Proposal No. 4, the Board considered the arguments in favor of and against maintaining the existing plurality voting standard. The Board recognizes that, in recent years, many public companies have eliminated plurality voting in favor of majority voting for uncontested elections of directors. The Board has also considered the views of some of our stockholders, who believe that a majority voting standard offers a better process for boards and stockholders in that it ensures accountability and the opportunity for a positive mandate. Accordingly, after careful consideration, the Board has determined that it would be in the best interests of our stockholders to amend the Certificate of Incorporation to eliminate the plurality voting standard.

If Proposal No. 4 is approved by the affirmative vote of at least 66 2/3% of the shares represented in person or by proxy and entitled to vote, the Board will separately amend our Bylaws at the Board meeting immediately following the Annual Meeting to adopt a majority voting standard, which will apply to future uncontested elections of directors. At this Annual Meeting, the existing plurality voting standard will apply to the Class I directors currently up for re-election. If this proposal is not approved, the proposed amendment to our Certificate of Incorporation will not be implemented and the current plurality voting standard will remain in place.

This summary of the proposed amendment to our Certificate of Incorporation is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix A to this proxy statement, with deletions indicated by strike outs and additions indicated by underlining.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO REMOVE THE PLURALITY VOTING STANDARD.

PROPOSAL NO. 5:

INCREASE OF THE MAXIMUM NUMBER OF SHARES THAT CAN BE GRANTED AS EQUITY INCENTIVE AWARDS UNDER THE AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

General

A summary description of the Amended and Restated 2007 Stock Incentive Plan (herein the “2007 Plan”), as proposed to be modified by the amendment described below, is set forth in Appendix B, except as specifically noted therein.

Description of the Proposed Amendment

The 2007 Plan was originally approved by our Board and our stockholders at our 2007 Annual Meeting of Stockholders.  The 2007 Plan provides for the granting of various types of equity incentive awards, including incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, performance awards, phantom stock awards, restricted stock unit awards, annual incentive awards and bonus stock awards, to our officers, directors, employees and consultants.  The 2007 Plan was originally adopted with a reservation of 3,179,393 shares of our common stock to be used in connection with the granting of awards pursuant to the 2007 Plan.  On April 23, 2010, our Board approved the first amendment to the 2007 Plan in the form of an amendment and restatement that, among other administrative changes to the plan, authorized an additional 2,000,000 shares of our common stock to be utilized for awards pursuant to the 2007 Plan, which our stockholders approved at the 2010 Annual Meeting of Stockholders.  On March 25, 2014, our Board approved a second amendment to the 2007 Plan in the form of a second amendment and restatement of the 2007 Plan to increase the number of shares of our common stock to be utilized for awards by an additional 4,500,000 shares of common stock, along with certain administrative changes that are intended to impact the plan’s compliance with Section 162(m) of the Code and which are described in greater detail within Proposal No. 6 (the “Amendment”).  If our stockholders approve this Proposal No. 5, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional shares available for issuance under the 2007 Plan.

Reason for the Proposed Amendment

The use of equity-based awards under the 2007 Plan has been a key component of our compensation program since its adoption in 2007.  The awards granted under the 2007 Plan assist us in attracting and retaining capable, talented individuals to serve in the capacity of employees, officers and directors.  The 2007 Plan authorized us to issue up to 5,179,393 shares of common stock.  As of March 25, 2014,  there were 1,699,342 shares available for issuance as awards under the 2007 Plan. Accordingly, our Board has determined that there are not sufficient shares available for issuance under the 2007 Plan to meet our needs for future grants during the coming years, and an increase in available shares is necessary to continue granting incentive and reward opportunities to eligible participants while assisting us in retaining a competitive edge in the dynamic business environment in which we operate.

Consequences of Failure to Approve the Proposal

Our stockholders are only voting to approve the increase in the number of shares of common stock approved for issuance under the 2007 Plan within this Proposal No. 5.  The 2007 Plan shall continue regardless of the outcome of the stockholder vote.  Further, failure of our stockholders to approve this Proposal No. 5 will not affect the rights of existing award holders under the 2007 Plan or under any previously granted awards under the 2007 Plan.  However, if this Proposal No. 5 is not approved, we do not expect to be able to issue further meaningful or valuable equity-based incentive awards pursuant to the 2007 Plan in future periods.  As such awards have traditionally been a fundamental element of our compensation philosophy of “pay for performance,” and we believe that such awards further our goal of providing a long-term incentive for our employees and directors by motivating them to increase the value of our common stock, we will be required to reevaluate our compensation program in general.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF INCREASE IN THE SHARES THAT CAN BE GRANTED AS EQUITY INCENTIVE AWARDS UNDER THE 2007 PLAN.

PROPOSAL NO. 6:

APPROVAL OF THE MODIFICATION TO MATERIAL TERMS OF THE 2007 PLAN FOR PURPOSES OF SECTION 162(M) OF THE CODE

General

Except as specifically described below, a summary description of the 2007 Plan, as proposed to be modified by the Amendment, is set forth in Appendix B.

Description of the Proposed Amendment

In addition to the increase in shares available for the 2007 Plan that is described above in Proposal No. 5, the Amendment also modifies certain provisions of the 2007 Plan that are primarily related to the plan’s intended compliance with Section 162(m) of the Code. The Amendment modifies the annual award limitations for any individual participant of the 2007 Plan, which is considered to be a modification of a material term of the 2007 Plan under Section 162(m) of the Code (see further discussion on the relevance of material term modifications in the “– Reason for the Proposed Amendment” section below).  Following the adoption of the Amendment, no award may be granted in any fiscal year to any eligible participant with regard to shares of common stock equaling more than 1,500,000 shares, and no payment may be made in cash with respect to awards that are not related to common stock in excess of $3,500,000.

The Amendment also updates the business criteria that may be used for performance awards under the 2007 Plan, which is also considered to be a material amendment under Section 162(m) of the Code (such awards are described under the heading “Performance Awards and Annual Incentive Awards” within the summary description  of the 2007 Plan found in Appendix B).  Following the adoption of the Amendment, one or more of the following business criteria for us, on a consolidated basis, and/or for our specified subsidiaries or business or geographical units, shall be used in establishing performance goals for performance awards that are intended to meet the “performance-based compensation” criteria of Section 162(m) of the Code: (i) earnings per share; (ii) revenues; (iii) cash flow; (iv) cash flow from operations; (v) free cash flow; (vi) return on net assets; (vii) return on assets; (viii) return on investment; (ix) return on capital; (x) return on equity; (xi) economic value added; (xii) operating margin; (xiii) contribution margin; (xiv) net income; (xv) net income per share; (xvi) pretax earnings; (xvii) pretax earnings before interest, depreciation and amortization; (xviii) pretax operating earnings before stock-based compensation, intangible asset amortization expense, loss on disposal of assets, and extraordinary or non-recurring items; (xix) total stockholder return; (xx) debt reduction; (xxi) market share; (xxii) change in the fair market value of the common stock; (xxiii) operating income; (xxiv) gross margin and gross margin percentage; (xxv) pretax operating earnings before interest expense, stock-based compensation, intangible asset amortization and extraordinary or non-recurring items; (xxvi) adjusted net income and adjusted net income per diluted share as reported in public filings; (xxvii)  any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee of our Board including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies; (xxviii) any of the above metrics presented as a percentage of revenues; and (xxix) any of the above criteria applied to operating segments within the company. The business criteria shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in any award agreement, shall be subject to adjustment for specified significant extraordinary items or events, or nonrecurring transactions or events. In this regard, business criteria based on the price of our common stock shall be proportionately adjusted for any changes in the price due to a stock split, recapitalization or similar corporate transaction. The 2007 Plan administrator, in its sole discretion, may provide for an adjustable performance award value based upon the level of achievement of performance measures and/or provide for a reduction in the value of a performance award during the performance period.

Reason for the Proposed Amendment

The use of equity-based awards under the 2007 Plan has been a key component of our compensation program since its adoption in 2007.  The awards granted under the 2007 Plan assist us in attracting and retaining capable, talented individuals to serve in the capacity of employees, officers and directors.  We also desire to ensure the deductibility of awards granted under the 2007 Plan for U.S. federal income tax purposes, and the deductibility of awards granted to certain employees after this meeting will potentially be limited unless this Proposal No. 6 is approved by our stockholders. The awards under the 2007 Plan are intended to qualify for exemption from the deduction limitations of Section 162(m) of the Code by providing “performance-based compensation” to “covered employees” within the meaning of Section 162(m) of the Code. Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to our Chief Executive Officer and three other most highly compensated officers (other than our principal financial officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (our “Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m) of the Code. In addition to certain other requirements, in order for awards under the 2007 Plan to constitute “performance-based compensation,” the material terms of the 2007 Plan must be disclosed to and approved by our stockholders on a regular basis or any time that an amendment is made to a material term of the plan. Under the regulations of Section 162(m) of the Code, the material terms of the 2007 Plan are (i) the maximum amount of compensation that may be paid to a participant under the 2007 Plan in any fiscal year, (ii) the employees eligible to receive compensation under the 2007 Plan, and (iii) the business criteria on which the performance goals are based. The Amendment does not alter the eligibility provisions of the 2007 Plan in any manner, although certain of the remaining material terms have been amended and restated in the Amendment to improve the 2007 Plan’s compliance with Section 162(m) of the Code. We intend for certain awards under the 2007 Plan to continue to qualify for exemption from the deduction limitations of Section 162(m) of the Code. Accordingly, we are asking stockholders to approve the Amendment so that awards under the 2007 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) may be fully deductible.

Consequences of Failure to Approve the Proposal

With respect to this Proposal No. 6 our stockholders are only voting to approve (i) the maximum amount of compensation that may be paid to a participant under the 2007 Plan in any fiscal year, (ii) the employees eligible to receive compensation under the 2007 Plan, and (iii) the business criteria on which the performance goals are based for purposes of Section 162(m) of the Code. The 2007 Plan shall continue regardless of the outcome of the stockholder vote. Further, failure of our stockholders to approve this Proposal No. 6 will not affect the rights of existing award holders under the 2007 Plan or under any previously granted awards under the 2007 Plan. However, if this Proposal No. 6 is not approved, certain awards granted to Covered Employees in future years may not be deductible to the extent they exceed $1,000,000, meaning that we may be limited in our ability to grant awards that are both deductible and satisfy our compensatory objectives.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MODIFCATION TO MATERIAL TERMS OF THE 2007 PLAN FOR PURPOSES OF SECTION 162(M) OF THE CODE.

CORPORATE GOVERNANCE

The remainder of this Proxy Statement sets forth important information regarding our corporate governance; stock ownership by our directors, executive officers, and other persons owning more than 5% of our stock; executive officers; compensation practices for executive officers and directors; related person transactions; audit matters; procedures for submitting proposals for the 2015 Annual Meeting of Stockholders; and directions to our offices.

Our Governance Practices

We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy, and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com and you may also request a copy of each document at no cost by writing (or telephoning) the following: Cardtronics, Inc., Attention: General Counsel and Secretary, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, (832) 308-4000.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers, and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance officers. We intend to disclose any amendments to or waivers of these codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions, on our website at www.cardtronics.com promptly following the date of any amendment or waiver. Since becoming a publicly traded company on December 10, 2007, we have not granted to any officer or employee a waiver to our Code of Ethics or our Financial Code of Ethics.

Our Board

Board Size

Our Board of Directors currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our current Class I directors expires in 2014; the term of our Class II directors expires in 2015; and the term of our Class III directors expires in 2016. Each director holds his or her office until a successor is duly elected and qualified or until the earlier of his or her death, retirement, resignation, or removal. Our Class I directors are Jorge M. Diaz, and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Steven A. Rathgaber, Julie Gardner and Mark Rossi. Our Board currently has one vacant director position.

The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.

Pursuant to the provisions of our Bylaws, any vacancy may be filled only by a majority vote of the directors then in office, although less than a quorum, or a sole remaining director. Any director so chosen to fill a vacancy will hold office until the next election of the class for which such director was designated at the time of his or her appointment and until his or her successor is duly elected and qualified, unless sooner displaced.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to the Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that all of our directors are independent under the applicable standards set forth by the NASDAQ and SEC, with the exception of Mr. Rathgaber, our executive officer.

In making these independence determinations, the Nominating & Governance Committee, in conjunction with our Board, considered the following relationships and transactions and found that they did not impact the independence of the applicable directors:

•Jorge M. Diaz. Mr. Diaz is an executive officer with Fiserv Output Solutions, a division of Fiserv. Fiserv serves as one of our vendors with respect to the processing of our ATM transactions, network hosting, network sponsorship, maintenance, cash management, and cash replenishment.  The amounts paid to Fiserv for the years ended December 31, 2013, 2012, and 2011 were immaterial.

•Dennis F. Lynch.  In 2012, Mr. Lynch, the chairman of our Board, was elected to the board of directors of Fiserv.  As noted above, we have a business relationship with Fiserv but that relationship is not material.  Prior to joining Fiserv’s board of directors,  Mr. Lynch disclosed his nomination to that board to the Nominating &  Governance Committee. After a review of the relationship between our company and Fiserv, our Nominating & Governance Committee determined that Mr. Lynch’s service on Fiserv’s board did not create a conflict of interest with his service on our Board.

•G. Patrick Phillips.  Mr. Phillips serves on the board of directors of USAA Federal Savings Bank (“USAA”) where he serves as Chairman of the Finance and Audit Committee. USAA is one of many financial institutions that brand our ATMs and is a customer of our Allpoint network, the largest surcharge-free ATM network within the U.S (based on the number of participating ATMs).  The amounts received from USAA for the years ended December 31, 2013, 2012, and 2011 were immaterial.

Board Leadership Structure; Role in Risk Oversight

The Board has determined that having a non-executive director serve as Chairman of the Board is in the best interest of our stockholders at this time. Our CEO is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our CEO and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors. We believe this structure ensures a greater role for the non-executive directors in the oversight of our company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of the Board.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic and regulatory risks, and others, such as the impact of competition, change in consumer behavior, and technological changes. Management is responsible for the day-to-day management of risks our company faces, while our Board, as a whole and through its committees, has the responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chairman has regular discussions with our CEO and other executive officers to discuss strategy and risks facing us, and the Board is regularly updated by our management on strategic matters involving our operations.

While our Board is ultimately responsible for risk oversight, each of our Board committees assists our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and, in accordance with the NASDAQ Listing Standards, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as described in more detail in “Compensation Discussion and Analysis” below. The Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Meetings

Meetings. Our Board held a total of eight meetings (four quarterly and four special meetings) and also acted through either electronic secured voting or unanimous written consent two times during the year ended December 31, 2013.  During 2013, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which such person served.

Executive Sessions; Presiding Director.  According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting and did so during the fiscal year ended December 31, 2013. The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

Annual Meeting Attendance.  All of our directors attended our 2013 annual meeting held on May 15, 2013, except for Mr. Robert P. Barone who resigned from the Board effective as of June 28, 2013. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

Members of our Audit Committee are prohibited from serving on the audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.

Board and Committee Self-Evaluation

Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. The Nominating & Governance Committee leads the Board’s self-evaluation effort by conducting an annual evaluation of the Board’s performance. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

Director Selection and Nomination Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (1) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (2) capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings; (3)  commitment to enhancing stockholder value;  (4)  ability to develop productive working relationships with other board members and management; and (5)  demonstrated skills, background, and competencies that complement and add diversity to the Board. The Nominating & Governance Committee does not require that a successful candidate possess each and every criteria.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth above are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board.

The Nominating & Governance Committee did not receive stockholder nominations for the Annual Meeting.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, generally not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting. The written request must include the following:

•the name and address of the person or persons to be nominated;

•the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•the information regarding each such nominee required by paragraphs (a), (d), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;

•a signed consent by each nominee to serve as our director, if elected;

•the nominating stockholder’s name and address;

•the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at an annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the nominating stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2015 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: General Counsel and Secretary.

Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication, and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated to a committee of our Board to or to an executive officer, our Secretary may forward such communication to the executive or the chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.

Committees of Our Board

General

Board Committees. Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Finance Committee. Each committee is comprised of independent directors as currently required under the applicable SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

The table below provides the current composition of each committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
J. Tim Arnoult	X		X*	X
Jorge Diaz		X	X
Dennis F. Lynch		X	X	X
G. Patrick Phillips	X	X*
Steven A. Rathgaber
Mark Rossi	X	X		X*
Juli C. Spottiswood	X*			X
Julie Gardner			X

____________

*	Committee Chairman.

Audit Committee. Our Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations and NASDAQ listing standards and our Corporate Governance Principles. In addition, the Board, in its business judgment, has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NASDAQ listing standards and that its Chairman, Ms. Spottiswood, qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. For information regarding the business experience of Ms. Spottiswood, please read “Proposal No. 1: Election of Class I Directors—Continuing Directors” above.

The Audit Committee is appointed by our Board to:

•assist the Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;

•assist the Board in overseeing the integrity of our financial statements;

•assist the Board in overseeing our compliance with legal and regulatory requirements;

•assist the Board in overseeing the qualifications, independence and performance of our independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services;

•assist the Board in overseeing the effectiveness and performance of our internal audit function;

•prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual meeting of stockholders; and

•perform such other functions as our Board may assign to the Audit Committee from time to time.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel, or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firm and management regarding our financial reporting. The Audit Committee meets periodically with management and the independent registered public accounting firm in separate executive sessions, as needed, to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth below under the “Audit Matters—Report of the Audit Committee” section included below.

The Audit Committee held nine meetings during the fiscal year ended December 31, 2013.

Compensation Committee. Our Nominating & Governance Committee, in its business judgment, has determined that all four directors on the Compensation Committee satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. Pursuant to its charter, the Compensation Committee may  form and  delegate some  or all of its authority to subcommittees when it deems appropriate. The Compensation Committee also has the authority to delegate responsibility for the day-to-day management of executive compensation to our senior officers.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•oversee the responsibilities of the Board relating to compensation of our directors and executive officers;

•produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations; and

•design, recommend, and evaluate our director and executive compensation plans, policies, and programs.

In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Compensation Discussion and Analysis” and “Executive Compensation”  for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for additional information on its consideration and determination of director compensation.

The Report of the Compensation Committee is set forth under the “Compensation Committee Report” section included below.

The Compensation Committee held thirteen meetings during the fiscal year ended December 31, 2013.

Nominating & Governance Committee. The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “Corporate Governance—Our Board—Director Selection and Nomination Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the purpose of the Nominating & Governance Committee is to serve as an independent and objective body to:

•assist the Board by identifying individuals qualified to become Board members and to recommend that the Board select the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board;

•recommend to the Board director nominees for each committee of the Board;

•advise the Board about appropriate composition of the Board and its committees;

•advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•lead the Board in its annual review of the performance of the Board and its committees; and

•perform such other functions as our Board may assign to the Nominating & Governance Committee from time to time.

The Nominating & Governance Committee held five meetings during the fiscal year ended December 31, 2013.

Finance Committee.  Our Nominating & Governance Committee, in its business judgment, has determined that the Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under the NASDAQ listing standards and our Corporate Governance Principles. To assist the Finance Committee, the following members of our management are invited to all meetings: Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and our Treasurer. The Finance Committee assists our management with respect to derivative arrangements, significant financing arrangements and investment decisions, and reviewing and approving certain acquisitions/investments above management’s approval level. The Finance Committee will review and recommend to the Board an Interest Rate Risk Management Policy and any changes thereto at least annually.

The Finance Committee does not hold regular meetings but will convene upon the request of the Chief Executive Officer or Chief Financial Officer. The Finance Committee held four meetings during the fiscal year ended December 31, 2013.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Act requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2013,  all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a).

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2013, with respect to the compensation plans under which our common units are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	69,600	$8.72	1,594,494
Equity compensation plans not approved by security holders (2)	210,575	$9.96	—
Total	280,175	$9.66	1,594,494

____________

(1)

Represents our 2007 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2007 Plan.”

(2)

Represents our 2001 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2001 Plan.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 25, 2014 for:

•each person known by us to beneficially own more than 5% of our common stock;

•each of our directors and director nominees;

•each of our Named Executive Officers (as such term is defined by the SEC); and

•all directors and executive officers as a group.

Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 44,481,159 shares of common stock outstanding as of March 25, 2014, and the number of shares owned and acquirable within 60 days at March 25, 2014 by the named person assuming no other person exercised options, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2013, or as otherwise disclosed in such filings.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owners(1) (2)	Shares Beneficially Owned (3)	Restricted Stock Units (4)	Total	Percent of Common Stock Beneficially Owned
5% Stockholders:
BlackRock, Inc. (5)	4,366,416	—	4,366,416	9.8%
The Vanguard Group, Inc. (6)	2,920,107	—	2,920,107	6.6%
Turner Investments, L.P. (7)	1,476,374	—	1,476,374	3.3%

Directors and Named Executive Officers:
Steven A. Rathgaber	198,394	114,381	312,775	*
J. Chris Brewster	154,410	53,114	207,524	*
Jorge M. Diaz	60,877	2,811	63,688	*
Michael H. Clinard	33,955	52,843	86,798	*
Dennis F. Lynch	28,755	2,811	31,566	*
Mark Rossi	18,667	2,811	21,478	*
G. Patrick Phillips	16,655	2,811	19,466	*
J. Tim Arnoult	13,843	2,811	16,654	*
Juli C. Spottiswood	9,365	2,811	12,176	*
Julie Gardner	490	2,811	3,301	*
David W. Dove	—	75,000	75,000	*
Jonathan Simpson-Dent	—	30,000	30,000	*

All directors and executive officers as a group (17 persons)	715,513	428,887	1,144,400	1.6%

____________

*	Less than 1.0% of our outstanding common stock

(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of March 25,  2014, if that person or group has the right to acquire such shares within 60 days after March 25,  2014.

(2)

The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The address of Turner Investments, L.P. is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312.

(3)

Amounts shown include common stock and restricted stock awards beneficially owned, and stock options that are currently exercisable or will be exercisable within 60 days of March 25, 2014 as follows: 89,227 shares for Mr. Brewster, 485 shares for Mr. Clinard, and 27,742 shares for Mr. Diaz.

(4)

Restricted Stock Units do not carry voting rights and may not be sold. They do, however, represent an economic ownership of our common stock, as each unit is convertible to one share of common stock upon passage of time. Performance-based Restricted Stock Units that are granted but not yet earned are not included.

(5)

As reported on Schedule 13G/A, dated as of December 31, 2013 and filed with the SEC on January 31, 2014, BlackRock, Inc. has sole voting power over 4,230,892 shares and sole dispositive power over 4,366,416 shares.

(6)

As reported on Schedule 13G/A, dated as of December 31, 2013 and filed with the SEC on February 11, 2014, the Vanguard Group, Inc. has sole voting power over 63,695 shares, sole dispositive power over 2,860,112 shares, and shared dispositive power over 59,995 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 59,995 of such shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,700 shares as a result of its serving as investment manager of Australian investment offerings.

(7)

As reported on Schedule 13G, dated as of December 31, 2013 and filed with the SEC on February 12, 2014, Turner Investments, L.P. has sole voting power over 1,189,074 shares and sole dispositive power over 1,476,374 shares.

EXECUTIVE OFFICERS

Our executive officers are appointed by the Board on an annual basis and serve until removed by the Board or their successors have been duly appointed. The following table sets forth the name, age, and position of each person who is currently an executive officer of Cardtronics:

Name	Age	Position
Steven A. Rathgaber	60	Chief Executive Officer
J. Chris Brewster	65	Chief Financial Officer
David W. Dove	67	Group President – Enterprise Growth
Michael H. Clinard	47	President – Global Services
Rick Updyke	55	President – North America
Jonathan Simpson-Dent	47	Managing Director – Cardtronics Europe
P. Michael McCarthy	48	Senior Executive Vice President – Chief Information Officer
Gerardo Garcia	55	Chief Information Security Officer
E. Brad Conrad	41	Chief Accounting Officer
Michael E. Keller	61	General Counsel

There are no family relationships among any of our directors or executive officers.

The following biographies describe the business experience of our executive officers:

Steven A. Rathgaber – Mr. Rathgaber’s biographical information is located under “Proposal No. 1:  Election of Class I Directors—Continuing Directors.”

J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February

2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a NASDAQ-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, Mr. Brewster served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, Mr. Brewster served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores. Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

David W. Dove has served as our Group President of Enterprise Growth since August 2013. Mr. Dove has over 30 years of payments and retail financial services industry experience and previously served our company as a strategy consultant since 2009, as part of his role as Managing General Partner of Dove Capital Partners LLC.  Prior to Dove Capital Partners, Mr. Dove founded and ran the Dove Consulting Group for more than 25 years. Serving as Chief Executive Officer for the Dove Consulting Group,  Mr. Dove grew the business into a well-known and respected advisor in the payments and consumer packaged goods industries. In 2005, Mr. Dove sold the firm to the U.S. consulting subsidiary of Hitachi, becoming the Managing Vice President of their Financial Services and Strategy practices.  Mr. Dove holds a Master’s degree in aeronautics & astronautics from the Massachusetts Institute of Technology, a Masters of Business Administration from the Boston University School of Management and a Bachelor of Science degree in engineering from North Carolina State University.

Michael H. Clinard has served as our President of Global Services since June 2008. Prior to such time, Mr. Clinard served as our Chief Operating Officer following his original employment with us in August 1997. Mr. Clinard holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a director and Vice President of the ATM Industry Association.

Rick Updyke has served as President of North America operations since August 2012. Prior to such time, Mr. Updyke served as the President of our U.S. Business Group from October 2010 to August 2012, as President of Global Development from June 2008 to October 2010 and as our Chief Strategy and Development Officer following his original employment with us in July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.

Jonathan Simpson-Dent has served as the Managing Director of Cardtronics Europe since August 2013, in connection with the acquisition of Cardpoint Limited. In this position,  Mr. Simpson-Dent leads our business in the European region, driving growth for the company in this key international market. Prior to his employment with us, Mr. Simpson-Dent held the position of Chief Executive Officer at Cardpoint Limited, where he served since February 2012. Mr. Simpson-Dent is a seasoned leader in both private equity and public company environments, and brings with him 25 years of strategy development expertise. Prior to joining Cardpoint Limited, Mr. Simpson-Dent held various executive- and senior-level management positions with the European divisions of PepsiCo and McKinsey & Company. Simpson-Dent is Cambridge University-educated, a certified Chartered Accountant and a member of The Institute of Chartered Accountants in England and Wales.

P. Michael McCarthy has served as Senior Executive Vice President – Chief Information Officer (“CIO”) since January 2013. Prior to such time, Mr. McCarthy held various senior positions in IT and business management with Fidelity National Information Services (“FIS”) including senior vice president and CIO serving FIS’s credit card and retail payment business. Prior to that, Mr. McCarthy served as senior vice president and general manager of credit card services and also served as CIO at NYCE Payments Network. Mr. McCarthy holds a Bachelor of Science degree in Business from Bellevue University, as well as a Master of Business Administration degree from Benedictine University.

Gerardo Garcia has served as Chief Information Security Officer since January 2014. Prior to such time, Mr. Garcia served as the CIO from March 2004 to January 2014.  Prior to joining us,  Mr. Garcia held various senior positions in IT management, most recently serving as Senior Vice President of e-Business with ALLTEL Information Services and also serving as Director of Technology, Consumer Banking Group at First Union (now Wells Fargo). Mr. Garcia holds a Bachelor of Business Administration degree in Accounting with a concentration in Business Data Systems from the University of Texas in San Antonio.

E. Brad Conrad has served as Chief Accounting Officer since October 2010. From April 2008 to October 2010, Mr. Conrad served as our Senior Vice President and Corporate Controller.  Prior to joining us, Mr. Conrad held various management positions in the accounting and reporting function at Consolidated Graphics, Inc., an international commercial printing company that was acquired by RR Donnelley in January 2014.   Prior to such time, Mr. Conrad held several finance and accounting roles at Peregrine Systems, Inc., a  software company acquired by Hewlett Packard in 2005. Mr. Conrad began his career with KPMG LLP in its audit practice.  Mr. Conrad holds a Masters in Professional Accounting and a Bachelors of Business Administration from the University of Texas and is a licensed certified public accountant in the state of Texas.

Michael E. Keller has served as General Counsel since September 2001. Prior to such time, Mr. Keller was in private practice in the Houston area with primary focus in the corporate sector. Mr. Keller holds a Bachelor of Science degree from the United States Military Academy at West Point and served five years on active duty with the U.S. Army. After completing his military service, Mr. Keller earned his Juris Doctor degree from the University of Texas, graduating with honors in 1983.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (or “CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving as of December 31, 2013 (collectively, the “Named Executive Officers”). For the year ended December 31, 2013, our Named Executive Officers were as follows:

Name	Position
Steven A. Rathgaber	Chief Executive Officer
J. Chris Brewster	Chief Financial Officer
David W. Dove	Group President – Enterprise Growth
Michael H. Clinard	President – Global Services
Jonathan Simpson-Dent	Managing Director – Cardtronics Europe

This CD&A also describes the actions and decisions of the Compensation Committee of our Board of Directors as it relates to 2013 compensation decisions. The discussion is divided into the following sections:

•Executive Summary

•Role of Compensation Committee, Compensation Consultant, and Management

•Elements of Total Compensation

•Factors Considered in Setting Executive Pay

•2013 Compensation Decisions

•Other Compensation and Tax Matters

Executive Summary

Compensation Program Philosophy and Design.  The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a total compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of individual performance objectives, without encouraging excessive risk-taking.

The framework of our executive compensation program is set forth below:

•we provide our Named Executive Officers with annual compensation that includes three primary elements: (i) base salary, (ii) annual non-equity incentive plan awards, and (iii) long-term equity-based incentive awards;

•our annual non-equity incentive plans are tied to specific pre-established financial performance goals;

•the cash awards under our non-equity incentive plan are capped at 200% of target;

•we have a compensation recoupment (“clawback”) policy that applies to all participants in our annual non-equity incentive plan;

•75% of restricted stock unit awards (“RSUs”) under our long-term incentive plan to the Named Executive Officers are performance-based, contingent upon the achievement of certain pre-established company financial performance goals, and the remaining 25% of the RSUs are time-based, requiring four years of service to be rewarded with total value;

•earned performance-based RSUs are subject to additional time-based vesting requirements which require four years of service to be rewarded with total value;

•the number of performance-based restricted stock units that can be earned by each Named Executive Officer is capped at 200% of target, with total share grants subject to the company-wide equity funding pool, as approved by our Compensation Committee;

•our Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of Named Executive Officer compensation;

•our Compensation Committee reviews our compensation program annually to ensure that it does not incent excessive risk-taking;

•our Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices; and

•our executives officers and directors are subject to stock ownership requirements.

Prior Year Say on Pay Results. At the May 15, 2013 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 89% of votes cast. The Compensation Committee considered these results and, based on the overwhelming support from stockholders, determined that the results of the vote did not call for any significant changes to our executive compensation plans and programs already in place for 2013 or for the 2014 fiscal year.

2013 Performance.  We had strong financial performance during 2013, including approximately 12% growth in Revenues and 20% growth in Adjusted Earnings per Share (defined later in this proxy). This strong performance was primarily attributable to the growth in our ATM operating revenues, due to the combination of: (i) contributions from businesses acquired over the past year; (ii) increased transactions per ATM; (iii) ATM unit growth expansion; (iv) growth of our surcharge-free network, Allpoint; and, (v) increased revenues from our bank branding arrangements. The Compensation Committee considered these results in relation to our 2013 performance goals, and the foreign currency exchange movements in authorizing the payouts of incentives under our non-equity incentive plan and under our equity plan, as described below and in detail later in this CD&A.

Cash Incentives Earned for 2013 Performance.  For 2013, payments under our annual non-equity incentive plan were reflective of our performance and the achievement of certain performance goals. As discussed further in “2013 Compensation Decisions – Non-Equity Incentive Plan” below, we met our 2013 company-level Adjusted Operating Income financial target of $119.3 million, with actual results of $119.3 million. With respect to our Revenues financial metric, we achieved Revenues results of $832.9 million, which was below the target goal of $847.4 million but above the threshold level. As a result of the combination of the achievement  of the Adjusted Operating Income metric at target level and the slight under-performance on the Revenue metric, the Compensation Committee approved actual payout amounts for our Named Executive Officers that was below our target payout amounts but was more than the threshold payout amount, except for Mr. Simpson-Dent who was approved the maximum payout amount in recognition of his achievements during 2013.

Equity Awards Earned for 2013 Performance.  For 2013, grants under our long-term incentive plan (“LTIP”) also reflect our performance and achievement of certain performance goals. As discussed further in “2013 Compensation Decisions – 2013 Long-Term Incentive Plan” below, we exceeded the target level for the Adjusted Earnings per Share metric. For the Revenue metric, actual results were below the target level but above the threshold level. As a result of the combination of over-performance on the Adjusted Earnings per Share metric and under-target performance on the Revenue metric,  our Named Executive Officers that received a grant in 2013 under our LTIP earned 106% of the target number of restricted share units, except for Mr. Brewster who received an additional discretionary grant of 4,000 units. The awards will vest based on continued employment with the company (or to an employee’s qualified retirement date, if earlier) and will be fully vested in January 2017.

Role of Compensation Committee, Compensation Consultant, and Management

Compensation Committee.  The Compensation Committee of our Board of Directors is responsible for establishing all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. The Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.

Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee.

During 2013, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation and applicable corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian was not given a specific list of instructions, but rather was engaged to provide the Compensation Committee with information and advice that might assist the Compensation Committee in performing its duties. During 2013,  the services provide by Meridian included:

•updating the Compensation Committee on regulatory changes affecting our compensation program;

•providing information on market trends, practices, and other data;

•reviewing the company’s Peer Group (as defined in “Elements of Total Compensation – Peer Company Compensation Analysis”) and conducted a competitive analysis of compensation for our Named Executive Officers and our Board of Directors;

•assisting in reviewing and designing program elements; and

•providing overall guidance and advice about the efficacy of each element of our compensation program and its fit within the Compensation Committee’s developing compensation philosophy.

While the Meridian guidance has been a valuable resource for the Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives, the Compensation Committee is not bound to adhere to any advice or recommendations that Meridian may provide to the Compensation Committee.

In March 2014, the Compensation Committee considered the independence of Meridian in light of new SEC rules and proposed NASDAQ listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm's independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflict of interest.

Role of the Chief Executive Officer in Executive Compensation Decisions.    Our CEO works very closely with our Compensation Committee; however, except for providing a self-evaluation report to the Compensation Committee, he does not make, participate in, provide input for, or make recommendations about his own compensation. Our CEO sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives. Under the direction of the Compensation Committee, and in coordination with the compensation consultant, our CEO coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer's historical pay and career development, individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, our CEO makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our CEO also provides the Compensation Committee with his evaluation of performance of each executive officer other than himself during the prior year for their consideration. The Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and other executive employees. Other than the CEO, none of our other Named Executive Officers provides direct recommendations to the Compensation Committee or participates in the executive compensation setting process; however, our Chief Financial Officer provides information and recommendations to our Compensation Committee when it sets incentive performance goals.

Elements of Total Compensation

The table below summarizes the elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element, and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Base Salary	Cash — fixed

To provide an executive officer with a fixed income stream, based upon the executive’s roles and responsibilities within our organization and relative skills and experience, consistent with market for comparable positions

Initial salaries for executive officers are set by the Compensation Committee based on responsibilities and market data. Amounts are reviewed annually by our Compensation Committee, with adjustments made based on the executive’s individual performance and our company’s performance for the year. Additional factors considered may include other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other company employees, as well as any additional responsibilities that were assumed by the executive during the period.

Not performance-based

Annual Non-Equity Incentive Plan Awards	Cash — variable

To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve earnings and other related pre-established performance objectives

The Compensation Committee establishes a threshold, a target, and a maximum possible payout for each executive.

Amounts are paid after year end once the Compensation Committee has determined the company’s performance and each executive’s performance relative to pre-established performance goals, which reflects the Compensation Committee’s desire that the Plan pay amounts relative to actual performance and to provide for substantially increased rewards when performance targets are exceeded.

Performance metrics are selected on an annual basis that the Compensation Committee believes will produce the best return for our stockholders given the then-current conditions. For 2013, the Compensation Committee selected Revenues and Adjusted Operating Income, defined in the “2013 Compensation Decisions – Non-Equity Incentive Plan” section below.

Long-Term Incentive Awards	Performance-based restricted stock units (RSUs), time-based RSUs, and stock options — variable

To create a strong financial incentive for achieving or exceeding performance goals, to tie the interests of management to the interests of stockholders, to encourage a significant equity stake in our company, and to attract and retain our executive talent base in future years

2013 LTIP:  Under our 2013 LTIP, the size of an award is based on an analysis of competitive pay that translates an award into a percentage of base salary. Equity awards granted under the 2013 LTIP were comprised of 75% of the units being performance-based and 25% of the units being time-based.

RSUs granted to new hires are typically not performance-based and generally vest ratably over four years. During 2013, Mr. Dove and Mr. Simpson-Dent received RSUs in conjunction with their hiring and relocation. Mr. Dove’s grants included both time-based RSUs and performance-based RSUs.

Performance-based RSUs: The performance-based RSUs (except for those granted to Mr. Dove, which have unique performance and vesting periods) are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier), over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively.

Time-based RSUs: The time-based RSUs are earned at the time of issuance and vest in accordance with the same schedule as performance-based RSUs.

Stock options: We did not grant stock options to our Named Executive Officers during 2013, and have not done so in the past few years, although certain of our executives still hold outstanding stock options.

75% of RSUs granted under our 2013 Long-Term Incentive Plan are performance-based awards. For 2013, the Compensation Committee selected Revenue and Adjusted Earnings per Share as the two performance metrics.

Time-based RSUs, restricted stock awards and stock options are not performance-based in the sense that we assign specific performance metrics to the awards, but stock options will not provide the holder with value unless our stock price increases above the exercise price of that award.

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a company initiative or when the executive has performed at a level above what was expected

Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program. During 2013, Mr. Dove received a discretionary bonus, which he received in conjunction with his hiring and relocation, and Mr. Simpson-Dent received a discretionary bonus to increase his payout level under the Annual Non-Equity Incentive Plan Awards to maximum in recognition of his achievements during 2013.

Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive. Payments made in conjunction with significant relocation are not performance-based.

Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed

Plans are part of our broad-based employee benefits program, which is designed to allow us to remain competitive in the market in terms of attracting and retaining employees and, in the case of our 401(k) plan, to assist our employees in providing for their retirement

Under our 401(k) plan, for 2013, we matched 50% of employee contributions up to 4% of the employee’s salary (for a maximum matching contribution of 2% of the employee’s salary by us). Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Name Executive Officers. For Mr. Dent, we provided retirement, health, and life insurance benefits that are customarily provided to executives in the U.K.

Not performance-based

Executive Severance and Change in Control Agreements

Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements

To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times

Governed by the terms of employment agreements with certain Named Executive Officers, these agreements and our severance terminology are described in the “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment-Related Agreements of Named Executive Officers” section below. These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us “without cause,” death or disability, each as defined in the applicable executive’s agreement.

Not performance-based

Limited Perquisites	Cash — fixed	To provide the executive with additional benefits considered necessary or customary for the executive’s position

Very limited in nature and not guaranteed to be provided to any Named Executive Officer in any given year. However, during 2013, we agreed to reimburse Mr. Dove for certain moving expenses incurred to commence his employment with us. Additionally, we provided Mr. Simpson-Dent with a monthly car allowance. No other Named Executive Officers received any significant perquisites during 2013.

Not performance-based

Factors Considered in Setting Executive Pay

Tally Sheets.   The Compensation Committee reviews “tally sheets” for each executive which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years’ compensation, outstanding equity awards (both vested and unvested), and various termination scenarios. The tally sheets enable the Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations, and consider changes to our plans and programs in light of emerging trends.

Other Factors.   In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above) and any other considerations that the Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and the Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Peer Company Compensation Analysis.  The Compensation Committee has historically identified and analyzed the compensation practices of a group of companies we consider to be our peers. The base Peer Group used for its market analyses for 2013 compensation decisions included the following companies, which we refer to as the “Peer Group”:

ACI Worldwide, Inc.	Jack Henry & Associates Inc.
Acxiom Corp	Neustar Inc.
CSG Systems International Inc.	Outerwall, Inc.
Earthlink Inc.	Sapient Inc.
Euronet Worldwide, Inc.	SS&C Technologies Holdings Inc.
Fair Isaac Corp	TNS, Inc.
Global Cash Access Holdings, Inc.	WEX, Inc.
Global Payments Inc.

This group was compiled based on a combination of the following factors: (i) companies that have the same GICS (Global Industry Classification Standard) classification; (ii) companies that generate a similar amount of revenues;  (iii) companies with similar market value; and (iv) companies that provide services that are similar to the services we provide. The Compensation Committee believes that using a Peer Group provides meaningful reference points for competitive practices, types of equity awards used, and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. The Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the Peer Group.

In addition to studying the compensation practices and trends at companies that are considered peers, the Compensation Committee has also determined that it is beneficial to our understanding of general industry compensation market data from surveys to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. The Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true “benchmarking” techniques when making compensation decisions. Furthermore, the Compensation Committee did not use the Peer Group to establish a particular range of compensation for any element of pay in 2013; rather, Peer Group and other survey market data were used as general guidelines in the Committee’s deliberations.

2013 Compensation Decisions

Base Salaries.  In its review of the base salary of each of our Named Executive Officers for 2013, the Compensation Committee generally considered the market data available for the aforementioned Peer Group. The Compensation Committee evaluated the results of the market data available and the performance of the executive and made adjustments to the base salaries of certain Named Executive Officers, as deemed necessary, to bring their base salaries comparable to our peers.

The following table reflects base salary amounts for our 2013 Named Executive Officers for 2013 and 2012:

Named Executive Officer	2013 Base Salary (1)		2012 Base Salary			Percentage Increase
Steven A. Rathgaber	$595,000			$575,000		3.5%
J. Chris Brewster	$375,000			$363,363		3.2%
David W. Dove	$500,000		$	N/A	(2)	N/A
Michael H. Clinard	$404,914			$404,914		0.0%
Jonathan Simpson-Dent	$400,086	(3)	$	N/A	(2)	N/A

____________

(1)

The amounts presented in the “2013 Base Salary” column above were effective as of March 24, 2013 and, therefore, vary from the amounts presented in the “Salary” column of the “Summary Compensation Table for 2013” below.

(2)	Mr. Dove and Mr. Simpson-Dent joined Cardtronics in 2013.

(3)

The base salary for Mr. Simpson-Dent has been converted from pounds sterling to United States dollars using the exchange rate of approximately $1.60, the average effective rate for the days he was employed with Cardtronics in 2013.

Non-Equity Incentive Plan.  Each year, management proposes and the Compensation Committee approves a non-equity incentive compensation plan (the “Cash Bonus Plan”). Under the Cash Bonus Plan, each executive officer has a threshold, a target, and a maximum possible payout, which are set by the Compensation Committee in its discretion. For our Named Executive Officers, the 2013 and 2012 threshold, target, and maximum annual incentive payout amounts were as follows:

	2013 Incentive Payout as a % of Base Salary			2012 Incentive Payout as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven A. Rathgaber	50.0%	100.0%	200.0%	50.0%	100.0%	200.0%
J. Chris Brewster	32.5%	65.0%	130.0%	32.5%	65.0%	130.0%
David W. Dove	40.0%	80.0%	160.0%	N/A (1)	N/A (1)	N/A (1)
Michael H. Clinard	32.5%	65.0%	130.0%	32.5%	65.0%	130.0%
Jonathan Simpson-Dent	20.0%	40.0%	60.0%	N/A (1)	N/A (1)	N/A (1)

____________

(1)	Mr. Dove and Mr. Simpson-Dent joined Cardtronics in 2013.

The Compensation Committee did not adjust the potential payout percentages for any of our Named Executive Officers from 2012 to 2013, since the Compensation Committee concluded the current levels of payout were appropriate for similar executive positions at a company of our size, based on market compensation information compiled by Meridian.

Under the 2013 Cash Bonus Plan, two components factor into whether a participant’s award will be paid, as well as what level of payout may be achieved: (1) performance qualifiers; and (2) performance metrics, both of which are further described below.

Performance Qualifiers.  Performance qualifiers are minimum levels of company performance that must be attained in order for payouts under the Cash Bonus Plan to occur. Amounts of potential payouts under the Cash Bonus Plan are not adjusted based on the level of performance achieved, but rather act as absolute prerequisites that must be met before we will make payments under the Cash Bonus Plan. For 2013, the qualifiers were (i) our achievement of our threshold level of fiscal year corporate Adjusted Operating Income, which is described in greater detail below, (ii) our compliance with all material public company regulations and reporting requirements for the fiscal year, and (iii) the participant’s achievement of the minimum performance standards established by his superior or the Board.

Performance Metrics.  Performance metrics are key metrics designated as critical to our success. For 2013, the metrics for the Cash Bonus Plan were (i) Adjusted Operating Income and (ii) Revenues. Adjusted Operating Income is defined as “Income from Operations” under generally accepted accounting principles (“GAAP”) as reported in our 2013 consolidated financial statements or as reported in the financial statements for a division of the company, plus “Loss on Disposal of Assets” and “Stock-based Compensation Expense” and other adjustments as reported in the reconciliation of non-GAAP measures included in our 2013 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. Revenues is defined as “Total Revenues” under GAAP as reported in our 2013 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. Adjusted Operating Income and Revenues were selected as we believe these two metrics are appropriate indicators of success and sustainable business performance that translate into increased stockholder value and are easily understandable and measurable.

The following table provides (i) the 2013 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from budget and the pro forma impact of a material acquisition consummated during the year.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Global Adjusted Operating Income	$114,525	$119,297	$128,841	$119,263
Global Revenues	$830,417	$847,364	$881,259	$832,935

U.S. Adjusted Operating Income	$113,827	$118,570	$128,056	$120,210
U.S. Revenues	$659,448	$672,906	$699,822	$665,709

U.K. Adjusted Operating Income	£0	£344	£1,548	£2,683
U.K. Revenues	£75,287	£77,615	£81,496	£82,214

When establishing the appropriate threshold, target, and maximum performance levels for the performance measures, we typically set the target level which requires growth from the prior year, and is reflective of the Board-approved budget.  Our goal for each performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Once the target levels are set, the Compensation Committee sets the threshold and maximum amounts. Taking a variety of business factors into account, the Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus budget. Performance below threshold for a metric will result in no incentive payout for that metric. After achievement of the qualifying factors, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned.

The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Bonus Plan. Furthermore, the Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. The Compensation Committee exercised the operating discretion that is provided within the 2013 Cash Bonus Plan during the 2013 year to adjust the actual performance results. These adjustments included: (i) the neutralization of foreign currency exchange rate changes as compared to the annual budget; (ii) the pro forma impact of a material acquisition consummated during the year; and, (iii) other adjustments related to certain costs that had the net effect of reducing the calculated performance measures.  Additionally, the Compensation Committee awarded Mr. Simpson-Dent a discretionary amount to increase his payout to the pro-rated maximum level for 2013.

In addition to setting and potentially adjusting the performance levels for each performance metrics, the Compensation Committee also determines the relative weightings of each performance metrics for each Named Executive Officer, which were as follows for 2013:

	Adjusted Operating Income			Revenues
Named Executive Officer	Worldwide	U.S. Division	U.K. Division	Worldwide	U.S. Division	U.K. Division
Steven A. Rathgaber	50.0%	—	—	50.0%	—	—
J. Chris Brewster	50.0%	—	—	50.0%	—	—
David W. Dove	50.0%	—	—	50.0%	—	—
Michael H. Clinard	50.0%	—	—	50.0%	—	—
Jonathan Simpson-Dent	25.0%	—	25.0%	25.0%	—	25.0%

For the specific amount paid to each Named Executive Officer under the 2013 Cash Bonus Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table for 2013” included in the “Executive Compensation” section below.

Recoupment.  The 2013 Cash Bonus Plan contains a recoupment policy pursuant to which any payouts made to participants must be returned to us if the operating or financial results used to calculate the payout are later restated. Under this policy, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash payout for the period in question.

2013 Long-Term Incentive Plan.  We have two stockholder-approved long-term equity incentive plans: (i) the 2007 Stock Incentive Plan (the “2007 Plan”); and (ii) the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide directors and employees of our company and our affiliates with additional equity-based incentive and reward opportunities that are designed to enhance the profitable growth of our company and affiliates. For additional details of these plans, see the “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Awards” section below. Pursuant to and subject to the terms and conditions of our 2007 Plan, which expressly allows for annual equity awards to be made to eligible employees, in March 2013, the Compensation Committee approved the 2013 Long-Term Incentive Plan (the “2013 LTIP”), an equity-based sub-program underneath our 2007 Plan providing for the granting of 75% performance-based RSUs and 25% time-based RSUs. The performance-based RSUs are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier),  over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively. The time-based RSUs are earned at the time of issuance and vest in accordance with the same schedule as performance-based RSUs.

Under the 2013 LTIP, the size of our 2013 awards was based on a competitive long-term equity compensation that is translated into a percentage of base salary. For example, our CFO was granted RSUs with a target value approximately equal to 1.5x his base salary (based on a 20-day average stock price in December 2012). Under the 2013 LTIP, the total number of RSUs earned was subject to an annual share pool limitation established by the Compensation Committee. RSUs were then earned based on the achievement of a Revenue performance metric and an Adjusted Earnings per Share performance metric, with each metric being equally weighted. Revenues is defined as “Total Revenues” under GAAP as reported in our 2013 consolidated financial statements and Adjusted Earnings per Share is defined as Adjusted Net Income per share as reported in our filings with the SEC.  These two measures were selected as we believe they are the best measures of sustainable business performance and drive increased stockholder value.

The following table provides (i) the 2013 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) our performance results for each metric, on an adjusted basis for the effects of foreign currency exchange rate movements from prior year and the pro forma impact of a material acquisition consummated during the year. The two targeted amounts for Revenue and Adjusted Earnings per Share were set based on our intermediate-term growth objectives.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Revenue	$830,417	$847,364	$881,259	$832,935
Adjusted Earnings per Share	$1.69	$1.78	$1.92	$1.86

If we did not meet a given threshold amount for a metric, all of the awards would be forfeited with respect to that metric. If we achieved our Revenue and Adjusted Earnings per Share performance levels at the threshold, target, or maximum levels of performance, then 50%, 100% or 200% of the targeted number of RSUs would be deemed earned, respectively.  The Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Bonus Plan, and exercised the operating discretion in 2013 by adjusting the actual performance results with the same adjustments made to the Cash Bonus Plan as described above.

The Compensation Committee believes that this long-term incentive design is competitive and allows us to attract and retain our executive talent base in future years. In addition to serving as a retention tool, these grants were also made to incentivize the executives to work towards achieving certain levels of Revenue and Adjusted Earnings per Share in 2013.

In March 2013, our Compensation Committee awarded the following target number of RSUs under the 2013 LTIP to our Named Executive Officers:

Named Executive Officers:	Time-based RSUs		Performance-based RSUs
Steven A. Rathgaber	16,459		49,376
J. Chris Brewster	7,193		21,579
David W. Dove	N/A	(1)	N/A	(1)
Michael H. Clinard	7,767		23,301
Jonathan Simpson-Dent	N/A	(1)	N/A	(1)

____________

(1)	Mr. Dove and Mr. Simpson-Dent joined Cardtronics in 2013.

We achieved Adjusted Earnings per Share that was between target and maximum for the 2013 year, and achieved slightly above the threshold for the Revenue metric, thus resulting in 106% of target number of RSUs “earned” for each participant. In addition, the Committee granted an additional discretionary grant of 4,000 units to Mr. Brewster. However, in each case, RSU awards remain subject to the additional time-based vesting requirements discussed above. Pursuant to the terms of the 2013 LTIP, vesting is contingent upon continued employment (or to an employee’s qualified retirement date, if earlier),  over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively. For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of our “Summary Compensation Table for 2013” included in the “Executive Compensation” section below.

Other Compensation and Tax Matters

Stock Ownership Guidelines.  We have a stock ownership policy (the “Policy”) for senior executives and outside directors (collectively the “Participants”), requiring the Participants to maintain a stated level of stock ownership in the company. This Policy was implemented in May 2011 to align the interests of Participants with those of our stockholders. The Policy was based on market trend information regarding executive and director stock ownership policies, including design approaches, types of stock counted towards ownership, time provided to Participants to meet goals, and common multiples of base salary.

The Policy applies to our common stock acquired by Participants on or after June 1, 2011 (the “Policy Date”) or the Participant’s hire date, excluding shares acquired in the open market (the “Covered Shares”). Under the terms of the Policy, Participants must attain target levels of ownership (set forth below) in Covered Shares before they no longer are required to adhere to the holding requirement (also set forth below), unless ownership falls below these levels. The total stock value of the Participant’s Covered Shares must equal or exceed the specified target value.

Position	Target Ownership Level
Outside Directors	3x annual retainer
CEO	3x base salary
Designated executives	2x base salary
Designated senior managers	1x base salary

Prior to attaining the above target ownership levels, a Participant is prohibited from selling, gifting, or otherwise transferring more than 50% of any of the shares subject to the Policy, unless those shares are tendered to us in payment of (i) a stock option exercise price or (ii) the minimum state and federal income tax withholding obligations of the Participant that automatically arise upon the lapsing of any restrictions on any restricted stock (or other equity award). If a Participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by the Compensation Committee, who has complete discretion to allow or disallow any such sales.

Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a Participant receives a raise in his or her base salary, leading to an increase in the ownership requirement, the Participant’s future equity grants will continue to be subject to the holding requirement until the new target ownership level is attained. It is anticipated that actual levels of stock ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, the Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, the Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of Participants so as to permit them to sell unrestricted Covered Shares even if such sale results in that Participant falling below his or her prescribed target ownership level. All of our Named Executive Officers are currently in compliance with the Policy.

Equity Granting and Exercise Policy and Policy against Backdating. Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our 2007 Plan is calculated as the average of the high and the low sales prices of our stock on the date of grant to ensure that options are not granted at less than their fair market value. We do not backdate options and have a specific company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.

Board and Compensation Committee meetings are generally scheduled several months in advance. The meeting dates on which options, restricted stock, or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements. Also, the Compensation Committee does not currently believe that it would be appropriate to recommend the re-pricing or discounting of options to any of our employees in the event of a decline in our share price.

Tax Deductibility of Compensation.  Internal Revenue Code (the “Code”) Section 162(m) limits the amount of non-performance-based compensation paid to certain "covered employees"  as defined in Section 162(m) of the Code to $1,000,000. Our "covered employees" for purposes of Section 162(m) of the Code include, as of the last day of the applicable taxable year, our CEO (or the individual acting as our CEO) and the three most highly compensated Named Executive Officers (other than our Chief Financial Officer). Section 162(m) of the Code will limit certain deductions for compensation payments made to these covered employees unless the specifics of the plans impacted have been previously submitted to our stockholders for approval as “performance-based compensation.” Although the Compensation Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Compensation Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes this would be in our best interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Cardtronics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,

G. Patrick Phillips, Chairman

Jorge M. Diaz

Dennis F. Lynch

Mark Rossi

EXECUTIVE COMPENSATION

Summary Compensation Table for 2013

The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Steven A. Rathgaber	2013	$590,507	$—	$1,805,689	$467,286	$5,694	$2,869,176
Chief Executive Officer	2012	569,384	—	1,231,926	829,381	594	2,631,285
	2011	544,384	—	754,377	744,041	587	2,043,389

J. Chris Brewster	2013	$372,386	$—	$789,144	$191,430	$5,501	$1,358,461
Chief Financial Officer	2012	359,476	—	537,160	340,675	5,388	1,242,699
	2011	338,992	—	301,078	374,520	4,040	1,018,630

David W. Dove (3)	2013	$167,123	$250,000	$4,375,000	$134,000	$17,703	$4,943,826
Group President – Enterprise Growth

Michael H. Clinard	2013	$404,914	$—	$852,118	$206,700	$5,537	$1,469,269
President – Global Services	2012	385,632	—	370,040	417,347	2,048	1,175,067
	2011	385,632	—	1,112,000	332,923	1,696	1,832,251

Jonathan Simpson-Dent (4)	2013	$161,130	$—	$1,055,400	$240,052	$23,423	$1,480,005

____________

(1)Amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, disregarding any estimates for forfeitures. Except for the award made to Mr. Simpson-Dent, which is entirely comprised of time-based RSUs,  a portion of the awards made to our Named Executive Officers are performance-based RSUs that are based upon the probable outcome of certain performance conditions at the date of grant. The grant date fair values ultimately realized by the executives upon the actual earning of the awards may be or were different to the values reflected above.  For the stock awards granted in 2013, Messrs. Rathgaber, Brewster, and Clinard earned 106% of the target number of performance-based RSUs, except for Mr. Brewster who received an additional discretionary grant of 4,000 units. Mr. Dove’s performance-based RSUs have three annual performance periods that commence in 2014; therefore, the ultimate grant date fair value realized by him may differ from the value reflected above and may not exceed the maximum value in the table that follows. All RSUs will vest based on continued employment with the company (or to an employee’s qualified retirement date, if earlier). The maximum values of the 2013 performance-based RSUs, if the highest level of performance conditions were achieved, would have been as follows:

Name	Maximum Value of Stock Awards That Could Have Been Achieved
Steven A. Rathgaber	$3,159,950
J. Chris Brewster	$1,381,002
David W. Dove	$6,125,000
Michael H. Clinard	$1,491,206

Assumptions used in the calculation of these amounts are included in Part II, Item 8. Financial Statements and Supplementary Data, Note 3, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2013, included in our 2013 Annual Report on Form 10-K.

(2)Amounts presented in the “All Other Compensation” column for 2013 include the following:

Name	Matching 401(k) Contributions	Life Insurance Premiums	Relocation Expenses	Other	Total
Steven A. Rathgaber	$5,100	$594	$—	$—	$5,694
J. Chris Brewster	$5,100	$401	$—	$—	$5,501
David W. Dove	$—	$135	$17,568	$—	$17,703
Michael H. Clinard	$5,100	$437	$—	$—	$5,537
Jonathan Simpson-Dent	$—	$85	$—	$23,338	$23,423

The “Other” column for Mr. Simpson-Dent includes $16,670 of contribution to a personal pension plan and $6,668 of auto allowance.

(3)Mr. Dove joined Cardtronics in 2013. The $250,000 amount presented within the “Bonus” column represents Mr. Dove’s sign-on bonus with us.

(4)The base salary for Mr. Simpson-Dent has been converted from pounds sterling to United States dollars using the exchange rate of approximately $1.60, the average effective rate for the days he was employed with Cardtronics in 2013.

Grants of Plan-Based Awards for 2013

The following table sets forth certain information with respect to the RSUs granted during the year ended December 31, 2013 as well as the details regarding other plan-based awards granted in 2013 to each of our Named Executive Officers:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)			Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven A. Rathgaber	3/29/2013	—	—	—	41,147	65,835	115,211	$1,805,689
	—	$297,500	$595,000	$1,190,000	—	—	—	—

J. Chris Brewster	3/29/2013	—	—	—	17,983	28,772	50,351	$789,144
	—	$121,875	$243,750	$487,500	—	—	—	—

David W. Dove (1)	9/3/2013	—	—	—	100,000	125,000	175,000	$4,375,000
	—	$134,000	$134,000	$268,000	—	—	—	—

Michael H. Clinard	3/29/2013	—	—	—	19,418	31,068	54,369	$852,118
	—	$131,597	$263,194	$526,388	—	—	—	—

Jonathan Simpson-Dent (2)	9/1/2013	—	—	—	—	30,000	—	$1,055,400
	—	$60,013	$120,026	$240,052	—	—	—	—

____________

(1)Mr. Dove is guaranteed at least the target payout for 2013 per the terms of his employment. The amounts reflected above related to Mr. Dove’s Non-Equity Incentive Plan Award were pro-rated based on the months he was employed with us in 2013.

(2)The amounts for Mr. Simpson-Dent have been converted from pounds sterling to United States dollars using the exchange rate of approximately $1.60, the average effective rate for the days he was employed with Cardtronics in 2013. The amounts reflected above related to Mr. Simpson-Dent’s Non-Equity Incentive Plan Award were pro-rated based on the months he was employed with us in 2013.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment-Related Agreements of Named Executive Officers

The following is a description of the material terms of the employment agreements we had with our Named Executive Officers as of December 31, 2013:

Employment Agreement with Steven A. Rathgaber – Chief Executive Officer. Mr. Rathgaber has served as our Chief Executive Officer and a director of our Board since February 1, 2010. In connection with Mr. Rathgaber’s appointment, we entered into an employment agreement with him that was also effective February 1, 2010. Under the terms of his agreement, Mr. Rathgaber received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2013” above, that is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Rathgaber may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, Mr. Rathgaber is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The agreement with Mr. Rathgaber provide for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. The initial three-year term of our employment agreement with Mr. Rathgaber expired in February 2013; however, the agreement has been automatically renewed through February 2015.

Employment Agreements with J. Chris Brewster — Chief Financial Officer and Michael H. Clinard — President of Global Services. In June 2008, following the expiration of the previous employment agreements for Messrs. Brewster and Clinard, we entered into new agreements with these executives. Under the terms of these agreements, Messrs. Brewster and Clinard received the base salaries presented in the “Salary” column of the “Summary Compensation Table for 2013” above. These executives’ base salary amounts are subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Messrs. Brewster and Clinard may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, each executive is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The agreements with Messrs. Brewster and Clinard provide for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. The initial three-year term of our employment agreements with Messrs. Brewster and Clinard expired in June 2011; however, the agreements have been automatically renewed through June 2014.

Employment Agreement with David W. Dove – Group President of Enterprise Growth.  In September 2013, we entered into an employment agreement with Mr. Dove when he began serving as our Group President of Enterprise Growth. Under the terms of his agreement, Mr. Dove received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2013” above, that is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Dove may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, Mr. Dove is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The agreement with Mr. Dove has a term of 3.5 years with no automatic renewal clause, expiring in February 28, 2017.

Employment Agreement with Jonathan Simpson-Dent – Managing Director, Cardtronics Europe.  In August 2013, in conjunction with the acquisition of Cardpoint Limited, we entered into an employment agreement with Mr. Simpson-Dent when he began serving as our Managing Director, Cardtronics Europe.  Mr. Simpson-Dent’s previous employment with Payzone UK Limited (the entity from which we acquired Cardpoint Limited) is counted as part of his continuous employment with Cardtronics; therefore, the employment commencement date was February 2012. Under the terms of his agreement, Mr. Simpson-Dent received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2013” above, that is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Simpson-Dent may be eligible to receive annual awards under non-equity incentive plan and LTIP. In addition, Mr. Simpson-Dent is entitled to receive perquisite benefits customary to his position in the U.K, including car allowance, private medical insurance, life insurance, contribution to a personal pension plan, sick leave, and paid vacation time each year. The agreement with Mr. Simpson-Dent will continue until terminated by either party giving to the other not less than six months’ notice in writing.

Please see “Potential Payments upon a Termination or Change of Control” for a discussion of severance benefits available under our employment agreements with our Named Executive Officers.

Annual Non-Equity Incentive Plan Awards

The amounts awarded to each of the Named Executive Officers under our annual non-equity incentive plan for the fiscal year ended December 31, 2013 year were paid to the executives in March 2014. For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — 2013 Compensation Decisions — Non-Equity Incentive Plan” above.

Equity Incentive Awards

As noted above, we have two long-term equity incentive plans – the 2007 Plan and the 2001 Plan. The LTIP, which is an equity-based program subject to the terms and conditions of our 2007 Plan, is annually approved by the Compensation Committee. The following is a description of each plan and program.

2001 Plan.  In June 2001 and prior to us being a publicly traded company, our Board adopted the 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards will be granted under our 2001 Plan. As of December 31, 2013, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were non-qualified stock options. Of that amount, 6,099,962 options had been exercised.

2007 Plan.  In August 2007, our Board and our stockholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. In June 2010, our stockholders approved the amendment and restatement of the 2007 Plan. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 5,179,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $2,000,000 in a given year. As of December 31, 2013, options to purchase an aggregate of 416,500 shares of common stock (net of options cancelled) had been granted pursuant to the 2007 Plan, all of which were non-qualified stock options. Of that amount, 232,275 options had been exercised. Additionally, as of December 31, 2013,  4,102,458 shares of restricted stock awards and units, net of cancellations, had been granted pursuant to the 2007 Plan.

LTIP.  In the first quarter of each year since 2011, the Compensation Committee of our Board has approved our annual LTIPs, which are equity programs subject to the terms and conditions of our 2007 Plan that allow for annual equity awards to be made to eligible employees. The Compensation Committee has the sole authority to grant awards under the respective year’s LTIP to our Section 16 Officers, as defined by the SEC, and our Chief Executive Officer has the authority to grant awards to all non-Section 16 Officers and other employees. The Compensation Committee determined that any awards granted would be in the form of RSUs (as defined in the 2007 Plan).  All awards in 2011 and 2012, and 75% of the awards in 2013, were performance-based RSUs and are subject to a time-based vesting schedule. The remaining 25% of the awards in 2013 only have a service-based vesting schedule, with no performance requirements. The number of performance-based RSUs potentially earned under the LTIP is based on the level of performance achieved during a given year. If we fail to achieve at least the threshold performance levels, none of these performance-based RSUs would be earned, and all of the grants would be forfeited. (See the “Compensation Discussion and Analysis – 2013 Compensation Decisions – Approval of 2013 Long-Term Incentive Plan” section above for the 2013 threshold, target, and maximum amounts of each selected performance metric.) As of December 31, 2013,  888,411 RSUs (net of cancellations) had been granted pursuant to the LTIPs, which is included in the number of restricted stock, net of cancellations, that is presented under the “2007 Plan” section above.  Unless in exceptional circumstances, the Compensation Committee intends for all future equity grants to be made pursuant to the current year’s LTIP.

The type and number of awards held by each of our Named Executive Officers as of December 31, 2013 that were granted pursuant to each of our equity incentive plans are described below in the “Outstanding Equity Awards at Fiscal 2013 Year-End” section.

Incentive-Based Compensation in Proportion to Total Compensation

The following table sets forth the percentage of total compensation that we paid under our annual non-equity incentive plan and LTIP for the year ended December 31, 2013 to each Named Executive Officer:

Name	Percentage of Total Compensation
Steven A. Rathgaber	79.2%
J. Chris Brewster	72.3%
David W. Dove	91.2%
Michael H. Clinard	72.1%
Jonathan Simpson-Dent	87.5%

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock and RSUs that have not vested as of December 31, 2013:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Units That Have not Vested		Market Value of Units that Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Units That Have not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (1)
Steven A. Rathgaber	—	—	—	3/29/2013	16,459	(2)	$715,144	49,376	(2)	$2,145,387
	—	—	—	3/27/2012	46,313	(2)	2,012,300	—		—
	—	—	—	1/31/2011	44,850	(2)	1,948,733	—		—
	—	—	—	2/1/2010	87,500	(3)	3,801,875	—		—

J. Chris Brewster	—	—	—	3/29/2013	7,193	(2)	$312,536	21,579	(2)	$937,608
	—	—	—	3/27/2012	20,194	(2)	877,429	—		—
	—	—	—	1/31/2011	17,900	(2)	777,755	—		—
	—	—	—	1/15/2010	25,000	(3)	1,086,250	—		—
	89,227	$10.55	3/5/2016	—	—		—	—		—

David W. Dove	—	—	—	9/1/2013	75,000	(4)	$3,258,750	50,000	(5)	$2,172,500
Michael H. Clinard	—	—	—	3/29/2013	7,767	(2)	$337,476	23,301	(2)	$1,012,428
	—	—	—	3/27/2012	18,753	(2)	814,818	—		—
	—	—	—	1/31/2011	22,000	(2)	955,900	—		—
	—	—	—	1/15/2010	25,000	(3)	1,086,250	—		—
	485	$10.55	3/5/2016	—	—		—	—		—

Jonathan Simpson-Dent	—	—	—	9/4/2013	30,000	(6)	$1,303,500	—		$—

__________

(1)	The market value of shares that have not vested is based on the closing market price of our stock on December 31, 2013 of $43.45 per share.

(2)

These units vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively (or to an employee’s qualified retirement date, if earlier). These restricted shares were granted under our respective year’s LTIPs, which are governed by our 2007 Plan. The number of unearned units that have not vested shown above are at target level of performance achievement.

(3)	These units vest at the rate of 25% of the award vesting on each of the first four anniversaries of the grant date. These units were granted pursuant to our 2007 Plan.

(4)

These units vest at the rate of 25% of the award vesting on each vesting date of September 1, 2014, September 1, 2015, September 1, 2016, and February 28, 2017. These units were granted pursuant to our 2007 Plan.

(5)

These units are divided into three separate tranches of 16,666, 16,666 and 16,668 units each, with each tranche having its own annual performance period (specifically, for calendar years 2014, 2015, and 2016) and performance targets or goals. The number of units earned for the applicable year will be determined by the Compensation Committee of our Board on or before March 31 of the year immediately following each performance period. These units were granted pursuant to our 2007 Plan.

(6)	These units vest at the rate of 25% of the award vesting on each vesting date of August 7th of 2014, 2015, 2016, and 2017. These units were granted pursuant to our 2007 Plan.

Option Exercises and Stock Vested During Fiscal Year 2013

The following table sets forth information relating to each exercise of stock options and each vesting of restricted stock awards and units during the year ended December 31, 2013 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Steven A. Rathgaber	—	—	132,350	$3,448,968
J. Chris Brewster	53,682	$1,266,314	42,900	$1,102,481
David W. Dove	—	—	—	—
Michael H. Clinard	—	—	47,000	$1,208,240
Jonathan Simpson-Dent	—	—	—	—

____________

(1)	Value realized was calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the option.

(2)

Value realized was calculated by multiplying the market value of our common stock (which was the average of the high and low trading price of our common stock on the applicable vesting date) by the number of shares that became vested on the applicable vesting dates.

Pension Benefits

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The contribution to pension plan made on behalf of Mr. Simpson-Dent was made to his personal pension plan that is not sponsored by us. In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. In the future, however, the Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our company’s best interests.

Potential Payments upon a Termination or Change in Control

We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations without cause or resulting from change in control transactions where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times. In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with Messrs. Rathgaber, Brewster, Clinard, Dove, and Simpson-Dent contain severance and change in control provisions.

The employment agreements in place as of December 31, 2013 contain the following definitions for each of the possible “triggering events” that could result in a termination payment to the below-referenced Named Executive Officers:

•Cause.  Messrs. Rathgaber, Brewster, Clinard, and Dove may be terminated for cause if the executive: (i) engages in gross negligence, gross incompetence, or willful misconduct in the performance of his employment duties; (ii) refuses, without proper legal reason, to perform his employment duties and responsibilities; (iii) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established; (iv) willfully engages in conduct that is materially injurious to us; (v) discloses without specific authorization confidential information that is materially injurious to us; (vi) commits an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty to us; (vii) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

In addition to the above-referenced causes for termination, under Mr. Dove’s employment agreement, Mr. Dove may be terminated if he fails three successive quarterly performance reviews.

Mr. Simpson-Dent may be terminated for cause if he: (i) commits any material breach of his duties, or repeats any breach or continuously breaches or fails to observe any express or implied obligations arising from his position with us, including refusing to comply with any reasonable/lawful instructions given to him by the Board; (ii) commits any serious misconduct; (iii) has been guilty of engaging in any conduct, which in the opinion of the Board, adversely impacts the reputation of the Company; (iv) becomes prevented by applicable law or regulation from continuing to perform his obligations with us; (v) commits any act of fraud or dishonesty (whether or not in connection with his position with the Company) or committed any act, which in the reasonable opinion of the Board, adversely affects his ability properly to carry out his duties; (vi) becomes unable to pay his debts; (vii) is convicted of a criminal offense; (viii) is convicted of any offense relating to bribery or insider dealing; or (ix) becomes of unsound mind or a patient or has been admitted to a hospital due to a mental disorder.

•Change in Control.  Messrs. Rathgaber, Brewster, Clinard and Dove’s agreements state that a change in control may occur upon any of the following events:

•a merger, consolidation, or asset sale where all or substantially all of our assets are sold to another entity if (i) the holders of our equity securities no longer own the same proportion of equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (ii) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•our dissolution or liquidation;

•the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the resulting entity’s outstanding securities; or

•as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.

Our Named Executive Officers may be subject to a federal excise tax on compensation they receive in connection with a change in control of our company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Messrs. Rathgaber, Brewster, and Clinard are entitled to receive a “gross-up payment” from the company in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax. Mr. Dove’s employment agreement does not provide for a potential gross-up payment.

A change in control under Mr. Simpson-Dent’s employment agreement is any event of liquidation of the company due to merger, consolidation or sale or as part of any arrangements for the merger, consolidation or demerger not involving liquidation.

•Good Reason.  Messrs. Rathgaber, Brewster, Clinard, and Dove have the right to terminate employment upon the occurrence of any of the following good reason events (which in the case of Mr. Dove’s employment agreement, are limited to those events that occur within the 12 month period immediately following a Change in Control): (i) a material diminution in the executive’s base salary (defined as 5% or more for Mr. Dove); (ii) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (iii) without the executive’s prior consent, a required involuntary relocation of more than 75 miles (50 miles for Mr. Dove) from our corporate headquarters in Houston, Texas.  Additionally, in the case of Messrs. Rathgaber and Dove,  they may also terminate employment for good reason in the event of a material breach by us of our agreement with them and in the case of Mr. Dove, he may also terminate employment for good reason in the event of a material diminution of the executive’s reporting relationship with his immediate supervisor(s).

Under Mr. Simpson-Dent’s employment agreement, either we or the executive may terminate employment for any reason upon providing at least six months’ prior written notice.

•Totally Disabled.  Under Messrs. Rathgaber, Brewster, Clinard and Dove’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).

Pursuant to Mr. Simpson-Dent’s employment agreement, we may terminate the executive’s employment if the executive cannot perform his duties by reason of ill-health or accident or other incapacity, and has been so prevented for at least a continuous period of 243 days or for an aggregate period of 243 days in the preceding 12 month period (whether or not, in either case, working days).

•Without Cause Termination.  Under Messrs. Rathgaber, Brewster, Clinard, and Dove’s employment agreements, a termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause (and in Mr. Dove’s case, termination for failure to pass three successive quarterly performance reviews).

Each of our Named Executive Officers has received restricted stock grants pursuant to our 2007 Stock Incentive Plan, the award agreements of which contain provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios.  Awards granted were granted under either the sub-plan LTIPs or the overriding 2007 Plan. Under Messrs. Rathgaber, Brewster, and Clinard’s employment agreements, the Named Executive Officers are entitled to the following equity award treatment in the event of a termination or employment or a change in control:

•Each of the executives will receive partial (25%) accelerated lapsing upon a termination of employment for death or disability;

•Messrs. Rathgaber, Brewster, and Clinard also will receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control; and

•Finally, if Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, then he will receive partial (25%) accelerated vesting.

Each equity award granted between 2011 and 2013 consisted of RSU awards. Under the terms of the agreements governing our applicable LTIPs and Restricted Stock Unit Agreements, if a Named Executive Officer: (i) is terminated due to death or disability; (ii) resigns and such resignation constitutes a “Qualified Retirement” (defined as the employee (a) having been employed for a minimum of 5 years by us, and (b) being 60 years of age at the time of resignation); or (iii) is involuntarily terminated within 24 months following a Corporate Change (which is substantially the same definition as the Change in Control definition in the employment agreements described above), then the forfeiture restrictions on all earned RSUs that have not previously lapsed will immediately lapse. In the event that a Named Executive Officer is eligible for Qualified Retirement after the end of the performance period, but prior to the date that is 12 months prior the end of the time-based vesting period, then a Corporate Change that also qualifies as a change in control pursuant to Section 409A of the Code will result in all earned RSUs becoming fully vested and paid out in shares of our common stock. If the Named Executive Officer is not eligible for a Qualified Retirement during the period noted in the preceding sentence, then the holder may be eligible to receive a replacement award for the RSU. A “replacement award” shall be an award that has a value at least equal to the value of the replaced RSU, it relates to a publicly traded equity security of the successor of the Corporate Change, and it has terms no less favorable to the participant than the terms of the original RSU award. If an RSU holder is provided with a replacement award following a Corporate Change to replace the then-outstanding earned RSUs, then the replaced RSUs will be cancelled. However, if the Named Executive Officer does not receive a replacement award for his or her earned RSUs in connection with a Corporate Change, then the earned RSUs that the Named Executive Officer holds at the time of the Corporate Change will become fully vested and paid out in shares of our common stock.

Unless otherwise noted above, the definitions of the applicable terms in the restricted stock and RSU agreements are substantially similar to the same terms as described above within Messrs. Rathgaber, Brewster, Clinard and Dove’s employment agreements.

The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of the company on December 31, 2013. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our stockholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2013.

The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2013. The amounts shown assume that such termination event was effective as of December 31, 2013 and that the closing price of our common stock on that date was $43.45.  There are no values disclosed in the table below attributable to any stock option awards, as each stock option held by our Named Executive Officers on December 31, 2013 was already vested and exercisable. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

Potential Payments upon a Termination or Change in Control Table

Executive	Benefits	Termination by Us Without Cause, or Good Reason Termination By Executive		Change in Control (No Termination)		Termination in Connection with a Change in Control		Death or Disability
Steven A. Rathgaber	Base Salary	$1,190,000	(1)	$—		$1,190,000	(1)	$—
	Non-equity incentive compensation	1,276,667	(1)	—		1,276,667	(1)	—
	Post-employment health care	35,892	(1)	—		35,892	(1)	—
	Restricted Shares	3,801,875	(2)	10,623,438	(3)	10,623,438	(4)	10,623,438	(5)
	Total	$6,304,434		$10,623,438		$13,125,997		$10,623,438

J. Chris Brewster	Base Salary	$750,000	(1)	$—		$750,000	(1)	$—
	Non-equity incentive compensation	522,105	(1)	—		522,105	(1)	—
	Post-employment health care	35,892	(1)	—		35,892	(1)	—
	Restricted Shares	—		3,991,578	(3)	3,991,578	(4)	2,905,328	(6)
	Total	$1,307,997		$3,991,578		$5,299,575		$2,905,328

David W. Dove	Base Salary	$1,500,000	(7)	$—		$1,500,000	(7)	$500,000	(9)
	Non-equity incentive compensation	1,200,000	(7)	—		1,200,000	(7)	134,000	(9)
	Post-employment health care	21,950	(7)	—		21,950	(7)	21,950	(9)
	Restricted Shares	5,431,250	(8)	—		3,258,750	(4)	5,431,250	(6)
	Total	$8,153,200		$—		$5,980,700		$6,087,200

Michael H. Clinard	Base Salary	$809,828	(1)	$—		$809,828	(1)	$—
	Non-equity incentive compensation	586,332	(1)	—		586,332	(1)	—
	Post-employment health care	35,619	(1)	—		35,619	(1)	—
	Restricted Shares	—		4,206,872	(3)	4,206,872	(4)	3,120,622	(6)
	Total	$1,431,779		$4,206,872		$5,638,651		$3,120,622

Jonathan Simpson-Dent	Base Salary	$200,043	(10)	$200,043	(10)	$200,043	(10)	$—
	Non-equity incentive compensation	120,026	(10)	120,026	(10)	120,026	(10)	—
	Post-employment health care and auto allowance	8,103	(10)	8,103	(10)	8,103	(10)	—
	Restricted Shares	—		—		1,303,500	(4)	1,303,500	(6)
	Total	$328,172		$328,172		$1,631,672		$1,303,500

____________

(1)

For Messrs. Rathgaber, Brewster, and Clinard, in the event of a without cause termination, a good reason termination by the executive, or a termination in connection with a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. For Messrs. Rathgaber, Brewster and Clinard, the average of the executive’s 2013 and 2012 payout amounts under our non-equity incentive plan were used to calculate the values in the table above. For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months.

(2)

Pursuant to the terms of Mr. Rathgaber’s employment agreement, in the event Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, and such a termination occurred anytime on or after the second anniversary date (which was in February 2012), he will receive partial accelerated vesting of the shares that would have been earned at the next anniversary date. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2013 and (b) $43.45, the closing price of our common stock as of December 31, 2013.

(3)

Pursuant to the terms of Messrs. Rathgaber, Brewster, and Clinard’s 2010 restricted stock agreements, in the event of a change in control, the forfeiture restrictions on 50% of the initial amount of restricted shares granted lapse effective as of the date the change in control occurs. As there were only 25% of the initial amount of restricted shares granted that were not yet vested as of December 31, 2013, the amounts represents the product of (a) 25% of restricted shares that were initially granted and (b) $43.45, the closing price of our common stock as of December 31, 2013.

Additionally, pursuant to the terms of Messrs. Rathgaber, Brewster, and Clinard’s RSU agreements and the terms of our LTIPs, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We’ve assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number RSUs that would have vested as of December 31, 2013 upon the change in control and (b) $43.45, the closing price of our common stock as of December 31, 2013.

Finally, pursuant to the terms of the executives’ 2013 RSU agreements and the terms of our 2013 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We’ve assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 upon the change in control, and (b) $43.45, the closing price of our common stock as of December 31, 2013.

(4)

Pursuant to the terms of Messrs. Rathgaber, Brewster, and Clinard’s 2010 restricted stock agreements, in the event the executive is terminated following a change in control, and such termination is a termination by us without cause or a good reason termination, all remaining forfeiture restrictions lapse effective as of the termination date.

Additionally, pursuant to the terms of each of our Named Executive Officer’s RSU agreements and the terms of our LTIPs, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We have assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 upon the change in control, and (b) $43.45, the closing price of our common stock as of December 31, 2013.

Finally, pursuant to the terms of the executives’ 2013 RSU agreements and the terms of our 2013 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We have assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 upon the change in control, and (b) $43.45, the closing price of our common stock as of December 31, 2013.

(5)

Pursuant to the terms of Mr. Rathgaber’s employment and restricted stock agreements, in the event Mr. Rathgaber dies or becomes disabled during the term of his employment, the forfeiture restrictions on all shares of restricted stock granted in conjunction with his acceptance of employment (effective February 1, 2010) that would have lapsed on the next anniversary date of the grant shall immediately lapse.

Additionally, pursuant to the terms of the LTIPs, in the event Mr. Rathgaber’s employment with us terminates as a result of death or disability after a performance period but prior to full vesting, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 upon the aforementioned events, and (b) $43.45, the closing price of our common stock as of December 31, 2013.

Finally, pursuant to the terms of the 2013 LTIP, in the event Mr. Rathgaber’s employment with us terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 upon the aforementioned events, and (b) $43.45, the closing price of our common stock as of December 31, 2013.

(6)

Pursuant to the terms of the LTIPs, in the event a participant’s employment with us terminates as a result of death or disability after a performance period but prior to full vesting, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 upon the aforementioned events, and (b) $43.45, the closing price of our common stock as of December 31, 2013.

Additionally, pursuant to the terms of the 2013 LTIP, in the event a participant’s employment with us terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 upon the aforementioned events, and (b) $43.45, the closing price of our common stock as of December 31, 2013.

(7)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event of a without cause termination or a Good Reason termination by the executive, he would be entitled to receive severance pay equal to the sum of his base salary and his annual target bonus under our non-equity incentive plan, divided by 12 and multiplied by the number of full calendar months remaining in the period on the date of his termination and ending on February 28, 2017, but no greater than 36 months. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 12 months.

Finally, pursuant to Mr. Dove’s employment agreement, “Good Reason” includes the occurrence of any of the events described in the section above Potential Payments upon a Termination or Change in Control - Good Reason, within a 12 month period immediately following a Change in Control.  Accordingly, any termination by the executive for Good Reason would entitle the executive to receive the amounts described in the table above under the column Termination by Us Without Cause, or Good Reason Termination By Executive.

(8)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event Mr. Dove terminates his employment with us for Good Reason or if he is terminated by us without Cause, he will receive 100% accelerated vesting of the time-based RSUs granted to him and all unvested performance-based RSUs granted to him will be deemed earned or vested at target levels. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 and (b) $43.45, the closing price of our common stock as of December 31, 2013.

(9)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event Mr. Dove’s employment with us is terminated due to death or disability, he (or his estate) would be entitled to receive an amount equal to the sum of the his base salary as of the date of termination (or, if there are less than 12 months remaining in the term on the date of termination, the amount that would equal the executive’s base salary divided by 12, and multiplied by the number of full calendar months remaining in the term), and his annual target bonus, pro-rated for the number of days that the executive provided employment services under the agreement during the performance period to which the annual target bonus relates. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive. Mr. Dove will also receive 100% accelerated vesting of the time-based RSUs granted to him and all unvested performance-based RSUs granted to him will be deemed earned or vested at target levels. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2013 and (b) $43.45, the closing price of our common stock as of December 31, 2013

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 12 months.

(10)

Pursuant to the terms of Mr. Simpson-Dent’s employment agreement, in the event Mr. Simpson-Dent terminates his employment with us or if he is terminated by us for any reason, other than good cause or mental illness, he would be entitled to receive severance pay equal to his base salary during the notice period, which is for six months.  In addition, under the terms of the employment agreement, during the six month notice period, Mr. Simpson-Dent may receive compensation in addition to his base salary depending on how he and we determine to handle his conduct during such period.  The options available are as follows: (i) Mr. Simpson-Dent would be required to continue working during the notice period, in which event he would be entitled to receive his salary and all his contractual benefits, including, but not limited to bonus, car allowance and medical allowance, (ii) he can be paid in lieu of notice, in which event Mr. Simpson-Dent’s employment would terminate immediately and the payment would be equivalent to his fixed salary only for six months and he would not receive payment for any benefits, or (iii) he can serve his notice on ‘garden leave’ in which event, Mr. Simpson-Dent would continue to receive his salary and all his contractual benefits, but he may not be required to attend work.

Our employment agreements with Messrs. Rathgaber, Brewster, Clinard, and Dove require the executives to sign a full release within 50 days of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or stockholders as a condition to receiving any severance benefits due under the employment agreements. Further, the employment agreements with Messrs. Rathgaber, Brewster, Clinard, and Dove also contain non-compete and non-solicitation restrictions for a 12-month period (24-month period for Mr. Dove), during which the executives may not (i) directly or indirectly participate in or have significant ownership in a competing company; (ii) solicit or advise any of our employees to leave our employment; or (3) solicit any of our customers either for his own interest or that of a third party. Finally, the employment agreements with Messrs. Rathgaber, Brewster, and Clinard allow the executives to receive a federal excise tax gross-up payment calculated pursuant to Section 280G of the Code. However, none of the executives’ severance amount in the event the executive’s employment was terminated on December 31, 2013 following a change in control of our company exceeded his Section 280G safe harbor amount.

Additionally, pursuant to the terms of our 2001 and 2007 Stock Incentive Plans (the “Plans”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans. Such actions and/or changes could include (but are not limited to): (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). The Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding common stock by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Risk Assessment Related to Our Compensation Structure

We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on us. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•Our 2013 non-equity incentive compensation plan has a cap.

•Our 2013 non-equity incentive compensation plan has a recoupment policy, pursuant to which any amounts paid out under the plan may be subject to recoupment by us if the operating of financial results used to calculate such amounts are restated.

•Compliance and ethical behaviors are integral factors considered in all performance assessments.

•We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.

We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

DIRECTOR COMPENSATION

The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2013:

Director Compensation Table for 2013

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
J. Tim Arnoult	$80,000	$99,985	$179,985
Jorge M. Diaz	$69,996	$99,985	$169,981
Dennis F. Lynch	$125,000	$99,985	$224,985
G. Patrick Phillips	$75,000	$99,985	$174,985
Mark Rossi	$69,789	$99,985	$169,774
Juli C. Spottiswood	$70,004	$99,985	$169,989
Julie Gardner	$16,129	$18,909	$35,038

____________

3
(1)

This column shows the grant date fair value of each restricted share award granted in 2013, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 3 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As of December 31, 2013, each of Ms. Spottiswood and Messrs. Arnoult, Diaz, Lynch, Phillips, and Rossi held 3,843 shares of restricted stock; Ms. Gardner held 490 shares of restricted stock units; and Mr. Diaz held 27,742 outstanding options awards in addition to his restricted shares.

Only non-employee directors receive compensation for service on our Board of Directors. The 2013 compensation paid to our non-employee directors consisted of:

•an annual award of restricted stock, valued at approximately $100,000 at the time of grant;

•an annual cash retainer of $50,000, with no additional fees paid for Board and committee meetings attended;

•an annual cash retainer of $50,000 for the Chairman of the Board;

•an annual cash retainer of $10,000 for each committee of which the director is a member, except for the Finance Committee which is a per meeting payment of $1,250; and

•an additional annual cash retainer of $5,000 for the chair of each committee, except the Finance Committee which is a per meeting payment of $1,500.

Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2013 restricted stock award to all non-employee directors was granted on February 27, 2013 and the forfeiture restrictions lapsed in full on February 27,  2014.

2014 Review of Director Compensation

In February 2014, following a review of director compensation by Meridian of the same Peer Group that was used for 2013 executive pay decisions and the determination by Meridian of the median compensation for various director assignments, the Compensation Committee, guided by its philosophy that our director compensation should be at or near the median of our Peer Group, determined that our director compensation for 2014 will be increased from the 2013 director compensation. Effective March 6, 2014, the 2014 annual award of restricted stock value was increased from $100,000 to $120,000 (which resulted in the grant of 2,811 RSUs to each director as of the grant date), the cash retainers for the chairpersons of the Audit and Compensation Committees were increased from $5,000 to $10,000, and the cash retainer for the Chairman of the Board was increased from $50,000 to $75,000.

Compensation Committee Interlocks and Insider Participation

During 2013, Jorge M. Diaz, Dennis F. Lynch, G. Patrick Phillips, and Mark Rossi served on our Compensation Committee. During 2013, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships requiring disclosure with us or any of our subsidiaries. Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with our Directors and Officers

Dennis Lynch, the chairman of our Board of Directors, serves on the board of directors of Fiserv.  Additionally, Jorge M. Diaz, a member of our Board of Directors, is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv. Fiserv provides us with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment.  The amounts paid to Fiserv for the year ended December 31, 2013  was immaterial. As noted under our discussion of “Director Independence” on page 16 and 17, we evaluated all relevant transactions between us and our directors. In doing so, we considered the above mentioned relationships with Fiserv and did not find them to be material or to create a conflict of interest with regard to the service of Mr. Diaz or Mr. Lynch on our Board.

Approval of Related Person Transactions

In the ordinary course of business, we may enter into a related person transaction (as such term is defined by the SEC). The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which was amended and restated on January 21, 2011. The Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either to approve or disapprove of the entry into such transaction. Our Related Persons Transaction Policy is available on our website at www.cardtronics.com.

Audit Matters

Report of the Audit Committee

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. The Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at www.cardtronics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, the Audit Committee discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, as adopted by the PCAOB and approved by the SEC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,

Juli C. Spottiswood, Chairman

Mark Rossi

J. Tim Arnoult

G. Patrick Phillips

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2013	2012
	(In thousands)
Audit Fees	$2,141	$1,279
Audit-Related Fees	180	105
Tax Fees	69	11
All Other Fees	—	—
Total	$2,390	$1,395

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of several of our entities in the U.K., Germany, and Mexico. The 2013 audit fees also include audit services associated with certain acquisitions, our convertible note offering, and tax restructuring activities during 2013. The audit fees for 2012 include additional audit services associated with certain acquisition activities during 2012. The audit related fees for 2013 mostly relate to fees paid to KPMG LLP for financial due diligence associated with certain acquisition activities. The audit related fees in 2012 mostly relate to fees paid to KPMG LLP for work performed on a SSAE 16 (SOC 1) audit of our Electronic Funds Transfer transaction processing system.  The tax fees in 2013 mostly relate to fees paid to KPMG LLP for general tax consulting services.

The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and has determined such services for fiscal year 2013 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to the Audit Committee Chairman. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of the Audit Committee Chairman or the entire Audit Committee is requested. The Audit Committee Chairman or the Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee Chairman or the entire Audit Committee approved all of the services provided by KPMG LLP in 2013 and 2012.

PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a  proposal for inclusion in our proxy materials and  for presentation at the 2015 Annual Meeting of Stockholders may do  so  by  following the procedures set forth in Rule 14a-8 under the Exchange Act. We received one stockholder proposal for inclusion in this Proxy Statement, but the stockholder voluntarily withdrew its proposal as it is effectively addressed by Proposal No. 4. To be eligible for inclusion in such proxy  materials, stockholder proposals must be received by our  Corporate Secretary no later than December 11, 2014.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically  provided for in our Bylaws, in order for a nomination of persons for election to our Board or a  proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the  notice of the  meeting given by our Secretary or otherwise brought before the meeting by or at  the direction of our Board or by a stockholder entitled to vote and who complies with the following notice procedures. A stockholder making a  nomination for election to our Board or a proposal of business must deliver proper notice to our Corporate Secretary at least 120 days prior to the anniversary date of the 2014 Annual Meeting of Stockholders. In other words, for a  stockholder nomination for election to our Board or a proposal of business to be considered at the 2015 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no later than January 21, 2015.

If a  stockholder provides notice for a  proposal of business to  be considered at the annual meeting, the notice must include the following information:

•a  brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•the  stockholder's name and address as they appear on our books;

•the number and class of all shares of each class of our stock owned of record and  beneficially by the stockholder;

•any material interest of the stockholder in the matter proposed (other than as a  stockholder), if applicable;

•in the case of a Nominee Holder, evidence establishing the  Nominee Holder's indirect ownership of stock and entitlement to  vote the  stock on the matter proposed at the meeting; and

•any other information that is required to be provided by stockholder pursuant to Regulation 14A under the Exchange Act in  his capacity as a  proponent to a stockholder proposal.

Under Rule 14a-4(c) of the Exchange Act, our Board  may exercise discretionary voting authority under proxies solicited by it with respect to any  matter properly presented by a  stockholder at the 2015 Annual Meeting of Stockholders that the  stockholder does not seek to have included in our proxy statement if  (except as described in the following sentence) the proxy statement discloses the  nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are  notified of the proposal on or before February 27, 2015, and the  stockholder satisfies the other requirements of  Rule 14a-4(c)(2). If  we first receive notice of the matter after February 27, 2015, and the matter nonetheless is permitted to be presented at the 2014 Annual Meeting of Stockholders, our Board  may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

Please see “Corporate Governance –  Our Board – Director Selection and Nomination Process” for additional information concerning the notice requirements for director nominations by stockholders.

OTHER MATTERS

Management does not intend to  bring before the Annual Meeting any matters other than those set forth herein and has  no  present knowledge that any other matters will or may be brought before the Annual Meeting by  others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or,  if no  recommendation is given, in their own discretion.

ANNUAL REPORT TO STOCKHOLDERS

Our  Annual Report on Form 10-K,  which includes our consolidated financial statements for the fiscal year ended December 31, 2013, accompanies the proxy material and is available at www.cardtronics.com. The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, printed  copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We will furnish a copy of any exhibit to our Annual Report on Form 10‑K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request  such copies by contacting our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761.

DIRECTIONS TO 2014 ANNUAL  MEETING  OF STOCKHOLDERS

The  Annual Meeting will be  held at our Houston offices, which are located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions are as follows:

From George Bush Intercontinental Airport:   Take Beltway 8  West. Exit and turn left onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the building. Please park on the roof of the parking garage.

From Hobby Airport:   Turn left onto Airport Blvd. Turn left onto Telephone Road. Take Beltway 8  West. Exit and  turn right onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the  Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the  building. Please park on the roof of the parking garage.

Appendix A

FOURTH~~THIRD~~ AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDTRONICS, INC.

(A Delaware Corporation)

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

Cardtronics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), DOES HEREBY CERTIFY as follows:

1.  The name of the Corporation is Cardtronics, Inc.  The original Certificate of Incorporation of the Corporation was filed by the Delaware Secretary of State on June 4, 2001 under the name Cardtronics Group, Inc.  The Certificate of Amendment to the Certificate of Incorporation, effecting a change in the name of the Corporation from Cardtronics Group, Inc. to Cardtronics, Inc., was filed with the Delaware Secretary of State on January 16, 2004.  The First Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 18, 2005.  A Certificate of Amendment to the First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 9, 2005.  The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on July 19, 2007.  This Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 10, 2007.

2.  The Fourth~~Third~~ Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in the form attached hereto as Exhibit A has been duly adopted and declared advisable by the board of directors of the Corporation (the “Board of Directors”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 242 and 245 of the DGCL.

3.  The Certificate of Incorporation so adopted reads in full as set forth in Exhibit A and is hereby incorporated herein by reference.

IN WITNESS WHEREOF, Cardtronics, Inc. has caused this certificate to be signed by Michael E. Keller, its Secretary, this ___ day of ~~December~~____, 2014~~07~~.

IN WITNESS WHEREOF, Cardtronics, Inc. has caused this certificate to be signed by Michael E. Keller, its Secretary, this ___ day of ________, 2014.
CARDTRONICS, INC.

By: /s/ Michael E. Keller
Name: Michael E. Keller
Title: General Counsel and Secretary

FOURTH~~THIRD~~ AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDTRONICS, INC.

(A Delaware corporation)

Article I.

The name of the Corporation is Cardtronics, Inc.

Article II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of the Corporation’s registered agent at such address is the Corporation Service Company.

Article III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV.

The total number of shares of stock which the Corporation shall have authority to issue is 135,000,000 consisting of 10,000,000 shares of preferred stock (“Preferred Stock”) and 125,000,000 shares of common stock (“Common Stock”), with each such share having a par value of $0.0001.

The voting powers, designations, preferences and relative, participating, optional or other special rights of each class of capital stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Certificate of Incorporation, shall be as provided in this Article IV.

A. Common Stock.

1.   Identical Rights.  All shares of Common Stock shall have identical rights and preferences.

2.   Subject to Preferred Stock.  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

3.   Liquidation.  Subject to the terms of any series of outstanding Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment in full of all amounts to which holders of Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock.

4.   Voting.  Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.  Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class on an as converted basis.  Stockholders of the Corporation shall not have the right to cumulate votes.

B. Preferred Stock.

The Preferred Stock may be issued in one or more series.  Subject to the terms of any series of outstanding Preferred Stock, the Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series.  The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing and subject to the terms of any series of outstanding Preferred Stock, the determination of any or all of the following:

1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

2. the voting powers, if any, and whether such voting powers are full or limited, in such series;

3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

4. whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

5. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

6. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and price or prices or the rates of exchange applicable thereto;

7.the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

8.the provisions, if any, of a sinking fund applicable to such series; and

9.any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).  Except as required by law, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

Article V.

The directors of the Corporation shall be divided into three classes.

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then serving on the Board of Directors (including for this purpose in such total any vacancies), but in no event shall the number of directors be fixed at less than three.  Election of directors need not be by written ballot unless the Bylaws so provide.

The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible.  One class of directors (which shall be designated Class I) shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2008, another class (which shall be designated Class II) shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2009, and another class (which shall be designated Class III) shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2010.  Members of each class shall hold office until their successors are elected and qualified.  At each succeeding annual meeting of the stockholders of the Corporation, the successor or successors of the class of directors whose term expires at that meeting shall be elected ~~by a plurality vote of all votes cast of each class or series of stock entitled to vote in the election of directors, if any such class or series is entitled to vote separately as a class, at such meeting~~ to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Series Resolution, to elect directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VI.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.  Any amendment or repeal of this 0 shall be prospective only, and neither the amendment nor repeal of this 0 shall eliminate or reduce the effect of this 0 in respect of any matter occurring, or any cause of action, suit or claim that, but for this 0 would accrue or arise, prior to such amendment or repeal.  If the DGCL hereafter is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

Article VII.

Any action required or permitted to be taken by the stockholders of the Corporation after the date of the closing of the first public offering of Common Stock of the Corporation registered under the Securities Act of 1933, as amended, must be taken at an annual or special meeting of such stockholders and may not be taken by any consent in writing of such stockholders.

Article VIII.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

Article IX.

To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.  Any repeal or modification of any of the foregoing provisions of this 0 shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal or modification.

Article X.

Subject to the provisions of Article IV, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to amend or repeal Article V, Article VII, or this Article X of this Certificate of Incorporation or adopt any provision inconsistent herewith.

Article XI.

Subject to the provisions of Article IV, in furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

Appendix B

SUMMARY DESCRIPTION OF THE
SECOND AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

A  summary of the principal features of the 2007 Plan, as amended by the Amendment, is provide below but does not purport to be a complete description of all of the provisions of the 2007 Plan.  The summary below should be read in conjunction with, and is qualified in its entirety by reference to, the full text of (i) the Amended and Restated 2007 Stock Incentive Plan, which is filed as Appendix B to our Definitive Proxy Statement filed on April 30, 2010, and (ii) the Amendment to the 2007 Plan (in the form of a second amended and restated 2007 Plan), which is set forth below in Appendix C.

General

The purpose of the 2007 Plan is to provide a means to enhance our profitable growth and that of our subsidiaries by attracting and retaining employees, directors, consultants and advisors by providing such individuals with a means to acquire and maintain stock ownership or awards the value of which is tied to the performance of our common stock. The 2007 Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for our welfare and their desire to remain in our employ. We seek to achieve the 2007 Plan’s purpose by primarily providing grants of (1) incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”), (2) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with Incentive Options, “Options”), (3) stock appreciation rights, (4) restricted stock awards (“Restricted Stock Awards”), (5) phantom stock awards (“Phantom Stock”), (6) restricted stock units (“Restricted Stock Units” or “RSUs”), (7) bonus stock, (8) performance awards (“Performance Awards”), and (9) annual incentive awards (“Annual Incentive Awards”) (collectively referred to as “Awards”). Individual terms applicable to the various Awards, such as vesting or transferability, may be established by the Compensation Committee at the time of grant.

No Awards, including Incentive Options, will be made under the 2007 Plan after the date that is ten years from the date the 2007 Plan was first amended and restated on April 23, 2010.

The 2007 Plan, in part, is intended to qualify under the provisions of Section 422 of the Code. See “Federal Tax Consequences.” The 2007 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Administration of the 2007 Plan

Our Board has appointed the Compensation Committee of the Board (the “Compensation Committee”) to administer the 2007 Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event our Board chooses to take action under the 2007 Plan. Unless otherwise limited by the 2007 Plan, Rule 16b-3 of the Securities Exchange Act of 1934, or the Code, the Compensation Committee has broad discretion to administer the 2007 Plan, interpret its provisions, and adopt policies for implementing the 2007 Plan. This discretion includes the power to determine to whom and when Awards will be granted, determine the amount of such Awards (measured in cash, shares of common stock or as otherwise designated), determine and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the exercise terms of any Award, delegate duties under the 2007 Plan; provided that the Compensation Committee may not delegate its duties with respect to making Awards to individuals subject to section 162(m) of the Code, or otherwise with respect to Awards granted to Executive Officers, and execute all other responsibilities permitted or required under the 2007 Plan. The Compensation Committee shall be limited in its administration of the 2007 Plan only in the event that a Performance Award or Annual Incentive Award intended to comply with Section 162(m) of the Code requires the Compensation Committee to be composed solely of “outside” directors at a time when not all directors are considered “outside” directors for purposes of Section 162(m); at such time any director that is not qualified to grant or administer such an Award will recuse himself from the Compensation Committee’s actions with regard to that Award.

Persons Who May Participate in the 2007 Plan

Any individual who provides services to us or our subsidiaries, including non-employee directors and consultants (an “Eligible Person”), and is designated by the Compensation Committee to receive an Award under the 2007 Plan will be a “Participant.” An employee on leave of absence may be considered still employed by us for determining eligibility under the 2007 Plan. Any individual granted an Award which remains outstanding under the 2007 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the 2007 Plan. We currently have eight directors, ten officers, and approximately 140 employees eligible to participate in the 2007 Plan.

A Participant under the 2007 Plan will be eligible to receive an Award pursuant to the terms of the 2007 Plan and subject to any limitations imposed by appropriate action of the Compensation Committee. No Award may be granted in each fiscal year to Eligible Persons with regard to shares of common stock equaling more than 1,500,000 shares (subject to any adjustment due to recapitalization or reorganization permitted under the 2007 Plan).  Also, no payment may be made in cash with respect to Awards that are not related to common stock in excess of $3,500,000.

With respect to Incentive Options, a Participant must be our employee or an employee of one of our corporate subsidiaries and, at the time the Incentive Option is granted. The Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of our stock or that of a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option and the Incentive Option is not, by its terms, exercisable after the fifth year anniversary of the date of grant. In the event that the Award is an Incentive Option, the value of the common stock covered by such an Award may not exceed $100,000 in any one year.

Securities to be Offered

Shares Subject to the 2007 Plan.  Pursuant to our 2010 amendment, the maximum aggregate number of shares of common stock that may be granted for any and all Awards under the 2007 Plan is 5,179,393 (subject to any adjustment due to recapitalization or reorganization permitted under the 2007 Plan); the Amendment will add an additional 4,500,000 shares to the plan’s reserve pool,  thereby increasing the maximum aggregate number of shares of common stock that may be granted for any and all Awards under the 2007 Plan to 9,679,393 and resulting in a current balance of 5,881,365 shares available under the 2007 Plan.  As of March 25, 2014,  3,480,051 shares had been issued, 1,381,365 shares were available for future Awards, and 317,977 shares were the subject of outstanding Awards under the 2007 Plan. If common stock subject to any Award is not issued, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, the shares of common stock that were subject to that Award will again be available for issue, transfer or exercise pursuant to Awards under the 2007 Plan to the extent allowable by law. The common stock sold pursuant to the 2007 Plan may be authorized but unissued shares, shares held by us in treasury, or shares which have been reacquired by us including shares which have been bought on the market for the purposes of the 2007 Plan. Pursuant to the Amendment, the fair market value of the common stock on a given date will be the closing share price reported by Nasdaq for the common stock on such date or, if the common stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Compensation Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the common stock are so reported, or, if the common stock is no longer traded on an exchange at the time a determination of the fair market value must occur, the Compensation Committee shall determine the appropriate value for the common stock consistent with the requirements of Section 409A of the Code. There are no fees, commissions or other charges applicable to a purchase of common stock under the 2007 Plan.

Awards

Outstanding Awards.  As of March 25, 2014, there were an aggregate of 158,858 shares of Restricted Stock Awards, 731,278 shares of Restricted Stock Units, and 66,850 shares that underlie outstanding Options under the 2007 Plan. The exercise prices for stock options range from $1.16 to $12.59, and with expiration dates that range from June 2018 to March 2020.    On March 25, 2014, the closing price of a share of our common stock was $39.46.

Stock Options.  We may grant Options to Eligible Persons including (i) Incentive Options (only to our employees or those of our subsidiaries) which comply with Section 422 of the Code and (ii) Nonstatutory Options. The exercise price of each Option granted under the 2007 Plan will be stated in the Option agreement and may vary; however, the exercise price for an Option must not be less than the fair market value per share of common stock as of the date of grant (or 110% of the fair market value for certain Incentive Options, as discussed above).  Options may be exercised as the Compensation Committee determines, but not later than ten years from the date of grant. The Compensation Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Compensation Committee, payment in common stock, other Awards or other property) and the methods and forms in which common stock will be delivered to a Participant.

Stock appreciation rights (“SARs”) may be awarded in connection with an Option (or as Phantom Stock, as discussed below). A SAR is the right to receive a share of common stock, or an amount equal to the excess of the fair market value of one share of the common stock on the date of exercise over the grant price of the SAR, as determined by the Compensation

Committee. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related Option is exercisable or transferable.

Restricted Stock Awards.  A Restricted Stock Award is a grant of shares of common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability, and any other restrictions imposed by the Compensation Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Compensation Committee. Except as otherwise provided under the terms of the 2007 Plan or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award or to receive dividends on the common stock subject to the Restricted Stock Award during the restriction period. The Compensation Committee shall provide, in the Restricted Stock Award agreement, whether the Restricted Stock will be forfeited and reacquired by us upon certain terminations of employment. Unless otherwise determined by the Compensation Committee, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed.

Phantom Stock.  Phantom Stock Awards are rights to receive common stock, cash, or a combination of both at the end of a specified period. The Compensation Committee may subject Phantom Stock to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement which may lapse at such times determined by the Compensation Committee. Phantom Stock may be satisfied by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the Phantom Stock, or any combination thereof determined by the Compensation Committee at the date of grant or thereafter. Except as otherwise provided by the Compensation Committee in the Award agreement or otherwise, Phantom Stock subject to forfeiture restrictions may be forfeited upon termination of a Participant’s employment prior to the end of the specified period. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Compensation Committee.

Phantom Stock Awards may be SARs that are granted independently of an Option.  If Phantom Stock Awards are granted in the form of SARs, the exercise price of a share of common stock subject to the SAR shall be determined by the Compensation Committee, but in no event shall that exercise price be less than the fair market value of the common stock on the date of grant.

Restricted Stock Units. Restricted Stock Units are rights to receive common stock, cash, or a combination of both at the end of a specified period. The Compensation Committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement, and those restrictions may lapse at such times determined by the Committee. Restricted Stock Units may be settled by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the Restricted Stock Units, or any combination thereof determined by the Compensation Committee at the date of grant or thereafter. Dividend equivalents on the specified number of shares of common stock covered by Restricted Stock Units may be paid on a current, deferred or contingent basis, as determined by the Committee on or following the date of grant.

Bonus Stock.  The Compensation Committee is authorized to grant common stock as a bonus. The Compensation Committee will determine any terms and conditions applicable to grants of common stock, including performance criteria, if any, associated with an Award.

Performance Awards and Annual Incentive Awards.  The Compensation Committee may designate that certain Awards granted under the 2007 Plan constitute “performance” Awards. A performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards. An Annual Incentive Award is an award based on a performance period of the fiscal year, and is also conditioned on one or more performance standards. One or more business criteria that are set forth in the 2007 Plan will typically be used for any performance Award, but for Awards that are intended to qualify as “performance-based compensation” under  Section 162(m) of the Code, the performance Award must be designed to be based on the shareholder approved business criteria set forth within the 2007 Plan.  The Amendment also modified the list of business criteria that may be used for a performance Award under the 2007 Plan, and adds other events that may be considered in connection with establishing performance goals. A detailed list and description of the revised business criteria is set forth within Proposal No. 5. Performance Awards or Annual Incentive Awards granted to Eligible Persons who are deemed by the Compensation Committee to be “covered employees’ pursuant to Section 162(m) of the Code shall be administered in accordance with the rules and regulations issued under Section 162(m) of the Code.

Other Provisions

Tax Withholding.  Pursuant to the Amendment, a participant’s tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of common stock issuable pursuant to the Award based on the fair market value of the shares, or to receive other property and to make cash payments in satisfaction of a participant’s tax obligations either on a mandatory or elective basis, in our discretion.

Merger or Recapitalization.  If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Compensation Committee in the shares subject to an Award under the 2007 Plan.

Change in Control.  Upon a change in control (designated as a “Corporate Change” within the 2007 Plan and defined below) the Compensation Committee may, without the approval of any holder, effect one of the following alternatives with respect to Options or SARs: (i) accelerate the exercisability of the Options or SARs to be exercised before a specified date, after which unexercised Awards will terminate; (ii) require the mandatory surrender to and repurchase by us of all outstanding Options or SARs; or (iii) make such changes as it deems appropriate to reflect the Corporate Change, including making modifications in the number and price of shares of common stock or other consideration subject to other Awards, or such other adjustments as the Compensation Committee deems appropriate for the Award in order to prevent the dilution or enlargement of rights.

A Corporate Change shall generally mean:  (i) we are not the surviving entity in a merger or consolidation, (ii) we sell, lease, exchange or agree to sell, lease or exchange all or substantially all of our assets to a third party, (iii) we dissolve or liquidate, (iv) a third party person or group gains ownership or control of over 50% of our voting stock, or (v) in connection with a contested election of our Board members, the Board members prior to such election cease to constitute a majority of the Board.

Amendment.  Our Board may terminate the 2007 Plan at any time with respect to any shares of common stock for which Awards have not previously been granted.  Our Board shall also have the right to alter or amend the 2007 Plan from time to time, provided that no Participant’s rights are adversely impacted without the consent of the Participant. The 2007 Plan may not be amended without stockholder approval to increase the aggregate number of shares of common stock that may be issued under the 2007 Plan.

Transferability of Awards.  An Award (other than an Incentive Stock Option, which shall be transferable by the laws of descent and distribution alone) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA or the rules thereunder, or (iii) with the consent of the Compensation Committee.

Repricing Prohibition.  The 2007 Plan prohibits repricing of any outstanding Option or Stock Appreciation Right or canceling the same, without prior approval of the stockholders of the Company.

FEDERAL TAX CONSEQUENCES

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the 2007 Plan. This description is based on current law, which is subject to change (possibly retroactively).  Awards under the 2007 Plan could be subject to additional taxes under Section 409A of the Code.  However, Awards currently outstanding have been designed to avoid application of Section 409A of the Code and if Awards are granted subject to Section 409A of the Code, such Awards will be designed to comply with the limitations and restrictions of such provision.  The tax treatment of a Participant in the 2007 Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Nonstatutory Options; SARs; Incentive Options.  Participants will not realize taxable income upon the grant of a Nonstatutory Option or a SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding by us) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “—

Code Limitations on Deductibility” below, we (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Neither us nor our subsidiaries will be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, we (or a subsidiary) will then, subject to the discussion below under “— Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered therefor in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above. If a reload option is issued in connection with a Participant’s transfer of previously held common stock in full or partial satisfaction of the exercise price of an Incentive Option or Nonstatutory Option, the tax consequences of the reload option will be as provided above for an Incentive Option or Nonstatutory Option, depending on whether the reload option itself is an Incentive Option or Nonstatutory Option.

The 2007 Plan allows the Compensation Committee to permit the transfer of Awards in limited circumstances. See “Other Provisions — Transferability of Awards.” For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options or SARs. However, the IRS informally has indicated that after a transfer of stock options, the transferor will recognize income, which will be subject to withholding, and FICA/ FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if the Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 (in 2014) per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Phantom Stock Rights; Restricted Stock and Restricted Stock Unit Awards; Cash Awards.  A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of grant of a stock Award in the form of Phantom Stock or Restricted Stock Units denominated in common stock, Restricted Stock or bonus Awards, but rather, will generally recognize ordinary compensation income at the time he receives common stock in satisfaction of the Award in an amount equal to the fair market value of the common stock received; provided, however, that if the common stock is not fully transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture in cases where a Participant does not make an valid election under Section 83(b) of the Code or (ii) when the common stock is received in cases where a Participant makes a valid election under Section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends, if any, that are received by a Participant prior to the time that the common stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Code Limitations on Deductibility.  In order for the amounts described above to be deductible by us (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (or that of a subsidiary) to obtain a deduction for future payments under the 2007 Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (or that of a subsidiary) to obtain a deduction for amounts paid under the 2007 Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers (the chief executive officer and the three most highly compensated executive officers other than the chief financial officer) of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Compensation Committee. Performance-based Awards intended to comply with Section 162(m) of the Code may not be granted in a given period if such Awards relate to shares of common stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a Participant, in a given period which exceeds a specified limitation. If the First Amendment proposed by the Board is adopted at the Annual Meeting a Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based Awards relating to more than 50% of the shares of common stock available for issuance under the 2007 Plan or, with respect to Awards not related to shares of common stock, $1,000,000, in any given fiscal year. Although the 2007 Plan has been drafted to satisfy the requirements for the performance-based compensation exception, we may determine that it is in our best interests not to satisfy the requirements for the exception. See “Awards — Performance Awards.”

New Plan Benefits and Previously Awarded Options

The Awards, if any, that will be made to eligible persons under the 2007 Plan for our 2014 fiscal year are subject to the discretion of the Compensation Committee and, therefore, cannot be determined with certainty at this time. The following table sets forth, for the Named Executive Officers and certain groups, all shares underlying or issued pursuant to Options awarded prior to December 31, 2009 under the 2007 Plan.  No associate of any of the directors, executive officers or nominees set forth below holds or has held options to purchase our common stock granted under the 2007 Plan.

Name and Principal Position	Number of Shares Issued or Underlying Options
All named executive officers	—
All Executives as a Group	—
Non-Executive Director Group	—
Non-Executive Officer Employee Group	66,850
Total	66,850

_______

Appendix C

CARDTRONICS, INC.

SEcond amended and restated

2007 Stock Incentive Plan

TABLE OF CONTENTS

I.	PURPOSE AND HISTORY OF THE PLAN	C-1
II.	DEFINITIONS	C-1
III.	EFFECTIVE DATE AND DURATION OF THE PLAN	C-3
IV.	ADMINISTRATION	C-3
V.	SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS	C-5
VI.	ELIGIBILITY	C-5
VII.	STOCK OPTIONS	C-5
VIII.	RESTRICTED STOCK AWARDS	C-7
IX.	PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS	C-8
X.	PHANTOM STOCK AWARDS	C-11
XI.	RESTRICTED STOCK UNIT AWARDS	C-12
XII.	BONUS STOCK AWARDS	C-12
XIII.	RECAPITALIZATION OR REORGANIZATION	C-13
XIV.	AMENDMENT AND TERMINATION OF THE PLAN	C-14
XV.	MISCELLANEOUS	C-15

CARDTRONICS, INC.

SECOND AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

I.   PURPOSE AND HISTORY OF THE PLAN

The purpose of the CARDTRONICS, INC. SECOND AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN (the “Plan”) is to provide a means through which CARDTRONICS, INC., a Delaware corporation (the “Company”), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates.  A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Units, Performance Awards, Annual Incentive Awards, Phantom Stock Awards, Bonus Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Consultant, or Director as provided herein.

~~The Plan was initially approved by the Company’s stockholders in 2007 in connection with the Company’s initial public offering, at which time the Plan was titled the “Cardtronics, Inc. 2007 Incentive Stock Plan.”  The Plan is now being amended and restated to: (a) include the requisite provisions for compliance with section 162(m) of the Code, (b) include two additional award elements to the plan in the form of restricted stock units and annual cash bonuses, (c) extend the term of the Plan to the 10 year anniversary of the amendment and restatement of the Plan, and (d) re-title the plan as the “Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan.”  The amendment and restatement of this Plan is not, however, intended to affect the terms of any Award granted prior to the effective date of this amended and restated Plan without the prior written consent of the affected Participant(s).~~

II.    DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b)“Annual Incentive Award” means a conditional right granted to a Participant under Paragraph IX of the Plan hereof to receive a cash payment, Common Stock or other Award, as determined by the Committee, after the end of a specified year; Annual Incentive Awards may be designed as “performance-based compensation” for purposes of section 162(m) of the Code, at the Committee’s discretion.

(c)“Annual Incentive Award Agreement” means a written agreement between the Company and a Participant with respect to an Annual Incentive Award.

(d)“Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Annual Incentive Award, Phantom Stock Award, or Bonus Stock Award.

(e)“Board” means the Board of Directors of the Company.

(f) “Bonus Stock Award”  means an Award granted under Paragraph XII of the Plan.

(g)“Code” means the Internal Revenue Code of 1986, as amended.  Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(h)“Committee” means the Compensation Committee of the Board, subject to the limitations and exceptions as provided in Subparagraph IV(a).

(i)“Common Stock” means the common stock, par value $0.0001 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XIII.

(j)“Company” means Cardtronics, Inc., a Delaware corporation.

(k)“Consultant” means any person who is not an employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

(l)“Corporate Change” shall have the meaning assigned to such term in Subparagraph XIII(c) of the Plan.

(m)“Covered Employee” shall have the meaning given to such term within section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto); provided, however, that as the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, who is likely to be a Covered Employee with respect to that fiscal year.

(n)“Director” means an individual who is a member of the Board.

(o)An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)“Executive Officer” shall mean an executive officer that has been designated by~~of~~ the Company as~~that is~~ subject to section 16 of the Exchange Act~~1934~~, including any successor section to the same or similar effect.

(r)“Fair Market Value” means, as of any specified date, the mean of the closing share price ~~high and low sales prices~~ of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported.  If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded.  In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.

(s)“Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

(t)“Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

(u)“Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.

(v)“Participant” means an employee, Consultant, or Director who has been granted an Award.

(w)“Performance Award” means an Award granted under Paragraph IX of the Plan.

(x)“Performance Award Agreement” means a written agreement between the Company and a Participant with respect to a Performance Award.

(y)“Phantom Stock Award” means an Award granted under Paragraph X of the Plan.

(z)“Phantom Stock Award Agreement” means a written agreement between the Company and a Participant with respect to a Phantom Stock Award.

(aa)“Plan” means the Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan, as amended from time to time.

(bb)“Qualified Member” means a member of the Committee who is a “nonemployee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Treasury Regulation 1.162-27 under section 162(m) of the Code.

(cc)“Restricted Stock Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

(dd)“Restricted Stock Award” means an Award granted under Paragraph VIII of the Plan.

(ee)“Restricted Stock Unit Agreement” means a written agreement between the company and a Participant with respect to a Restricted Stock Unit Award.

(ff)“Restricted Stock Unit Award” means a right, granted under Paragraph XI hereof, to receive Common Stock, cash or a combination thereof at the end of a specified deferral period.

(gg)“Rule 16b-3” means SEC Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(hh)“Stock Appreciation Right” means a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Committee, cash having an aggregate value equal to the then excess of the Fair Market Value of the shares with respect to which the right is exercised over the exercise price therefor.

III.   EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan was originally effective as of August 22, 2007.  This amendment and restatement of the Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within 12 months thereafter.  No further Awards may be granted under the Plan after 10 years from the date this Plan is adopted by the Board.  The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Restricted Stock Units, Performance Awards, Annual Incentive Awards, Phantom Stock Awards, and Bonus Stock Awards have been satisfied, settled or expired.

IV.   ADMINISTRATION

(a)Composition of Committee.  The Plan shall be administered by the Committee; provided, however, that the Board may determine to administer the Plan from time to time, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” At any time that a member of a Committee is not a Qualified Member, any action of the applicable Committee relating to an Award granted or to be granted to a Participant who is then an Executive Officer, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members.  Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under the Plan or other persons claiming rights from or through a Participant.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Executive Officers and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify.  The Committee may appoint agents to assist it in administering the Plan.

(b)Powers.  Subject to the express provisions of the Plan and Rule 16b-3, the Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the eligible persons to whom, and the time or times at which, Awards shall be granted; (iii) determine the amount of cash and the number of shares of Common Stock, or any combination thereof, that shall be the subject of each Award; (iv) determine the terms and provisions of each Award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Options, (B) the extent to which the transferability of shares of Common Stock issued or transferred pursuant to any Award is restricted, (C) except as otherwise provided herein, the effect of termination of employment, or the service relationship with the Company, of a Participant on the Award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of exercisability of any Award that has been granted; (vi) construe the respective Award agreements and the Plan; (vii) make determinations of the Fair Market Value of the Common Stock pursuant to the Plan; (viii) delegate its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties with respect to making Awards to individuals subject to section 162(m) of the Code, or otherwise with respect to Awards granted to Executive Officers; (ix) subject to the restrictions contained within the Plan, terminate, modify or amend the Plan, and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.  In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its sole discretion shall deem relevant.

(c)Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan.  Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan.  Subject to Rule 16b-3 and section 162(m) of the Code, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability.  The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

(d)Delegation of Authority by the Committee.  Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Plan to the contrary, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Plan, and the right to grant Awards under the Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not an Executive Officer.  Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a Director, and the Committee may revoke such delegation at any time.  The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion.  In the event of any conflict in a determination or interpretation under the Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive.

V.   SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS

(a)Shares Subject to the Plan and Award Limits.  Subject to adjustment in the same manner as provided in Paragraph XIII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 9,679,393~~5,179,393~~ shares.  Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.  To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan.  In addition, shares issued under the Plan and forfeited back to the Plan, shares surrendered in payment of the exercise price or purchase price of an Award, and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall again be available for the grant of an Award under the Plan.  Notwithstanding any provision in the Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 1,500,000 shares, and (ii) the maximum amount of compensation that may be paid under all Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of Performance Awards) granted to any one individual during any calendar year may not exceed $3,500,000~~2,000,000~~.  All payments due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award.

(b)Grant of Awards.  The Committee may from time to time grant Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

(c)Stock Offered.  Subject to the limitations set forth in Subparagraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.  Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.   ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors.  An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award, an Annual Incentive Award, a Phantom Stock Award, a Bonus Stock Award, or any combination thereof.

VII.   STOCK OPTION

(a)Option Period.  The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

(b)Limitations on Exercise of Option.  An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c)Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted.  To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options.  The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination.  No Incentive

Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.  Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d)Option Agreement.  Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code.  Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option.  An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price.  Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto.  Further, an Option Agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of a Stock Appreciation Right in connection with the grant of an Option and, in such case, the exercise of the Stock Appreciation Right shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised (and vice versa).  In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered.  The terms and conditions of the respective Option Agreements need not be identical.  Subject to the consent of the Participant where such an amendment would negatively impair the Participant’s rights under the Award Agreement, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e)Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XIII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. ~~Other than as provided in Paragraph XIII, once the Committee has provided the Option exercise price within an Option Agreement, the repricing of an Option shall not occur without the prior approval of the Company’s stockholders.~~ The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee.  The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.  Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option ~~issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option..~~

(f)Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.

(g)Options and Rights in Substitution for Options Granted by Other Employers.  Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for options and such rights held by individuals providing services to corporations or other entities who become employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(h)Repricing Prohibition.  Except as provided in Article XIII, the Committee may not, without approval of the stockholders of the Company, (i) lower the purchase price under any outstanding Option or Stock Appreciation Right granted pursuant to the Plan, (ii) take any other action with respect to any such outstanding Option or Stock Appreciation Right that is treated as a repricing under United States generally accepted accounting principles, or (iii) cancel any such outstanding Option or

Stock Appreciation Right when its purchase price exceeds the Fair Market Value of the underlying shares in exchange for cash, another Award or other equity.

VIII.   RESTRICTED STOCK AWARDS

(a)Forfeiture Restrictions To Be Established by the Committee.  Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon the attainment of one or more performance measures established by the Committee.  In the event that the Committee determines to subject the Restricted Stock to performance measures in order to create a “performance-based compensation” award as defined in section 162(m) of the Code, the performance conditions will be composed of and comply with the provisions of Paragraph IX of this Plan.  Where the Restricted Stock is not intended to be “performance-based compensation” under section 162(m) of the Code, any performance measures may be determined by the Committee in its sole discretion.  Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b)Other Terms and Conditions.  Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant.  Unless provided otherwise in a Restricted Stock Agreement and so long as the Restricted Stock Award is not subject to the Participant or the Company attaining one or more performance measures, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to a Restricted Stock Award directly to the Participant, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to stockholders of such class of shares or, if later, the fifteenth day of the third month following the date the dividends are paid to stockholders of such class of shares.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise, such terms of which shall be defined in any Restricted Stock Agreement) of a Participant prior to expiration of the Forfeitures Restrictions.  Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

(c)Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d)Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date.  Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant.  Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a Covered Employee if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

(e)Restricted Stock Agreements.  At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Restricted Stock

Agreements need not be identical.  Subject to the consent of the Participant where such an amendment would negatively impair the Participant’s rights under the Award Agreement, and the restriction set forth in the last sentence of Subparagraph VIII(d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX.  PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

(a)Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Subparagraphs IX(b) and IX(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under section 162(m) of the Code.

(b)Performance Awards.  If the Committee determines that a Performance Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award will be contingent upon achievement of pre-established performance goals and other terms set forth in this Subparagraph IX(b).  The Committee may not exercise discretion to increase the amounts payable under any Performance Award subject to performance conditions for Awards intended to qualify as “performance-based compensation” to a Covered Employee.  For all Performance Awards granted to an eligible person who is not designated by the Committee as likely to be a Covered Employee, the grant, exercise and/or settlement of such a Performance Award may also be contingent upon the achievement of pre-established performance goals and other terms set forth in this Subparagraph IX(b) or on any such other performance goals and terms determined appropriate by the Committee for the applicable performance period or eligible person.

(i)Performance Goals Generally.  The performance goals for Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Subparagraph IX(b).  Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time the Committee actually establishes the performance goal or goals for grants to all eligible persons who are designated by the Committee as likely to be Covered Employees.  The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)Business and Individual Criteria.

(A)Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) ~~increase in~~ revenues; (3) ~~increase in~~ cash flow; (4) ~~increase in~~ cash flow from operations; (5) ~~increase in~~ free cash flow ~~return~~; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings before stock-based compensation, intangible asset amortization expense, loss on disposal of assets ~~after interest expense and before incentives, service fees~~, and extraordinary or non-recurring~~special~~ items; (19) total stockholder return; (20) debt reduction; (21) market share; (22) change in the Fair Market Value of the Common Stock; (23) operating income; (24) ~~Company sales; and (~~ gross margin and gross margin percentage; (25) pretax operating earnings before interest expense, stock based compensation, intangible asset amortization and extraordinary or non-recurring items; (26) adjusted net income and adjusted net income per diluted share as reported in public filings; (27) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies; (28) any of the above metrics presented as a percentage of revenues; and (29) any of the above criteria applied to operating segments within the Company.  The business criteria shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in any Award agreement, shall be subject to adjustment for specified significant extraordinary items or events, or nonrecurring transactions or events.  In this regard, business criteria based on the price of our Common Stock shall be proportionately adjusted for any changes in the price due to a stock split, recapitalization or similar corporate transaction.  One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Subparagraph IX(c) hereof. The Committee may exclude the impact of any of the following events or occurrences in establishing performance goals, which the Committee determines should appropriately be excluded: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) third party expenses or changes to performance metrics associated with any acquisition or disposition by us or any subsidiary; and (k) to the extent set forth with reasonable particularity in connection with the establishment of performance goals, any other extraordinary events or occurrences identified by the Committee.

(B)Individual Criteria.  The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee.  If required for compliance with section 162(m) of the Code, such criteria shall be approved by the Company’s stockholders.

(iii)Performance Period; Timing for Establishing Performance Awards.  Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to 10 years, as specified by the Committee.  Performance goals shall be established no later than the earliest of the following to occur: (A) 90 days after the beginning of any performance period applicable to such Performance Awards, (B) the last date that would constitute less than 25% of the performance period applicable to such Performance Awards, or (C) at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(iv) Performance Award Pool.  The Committee may, at its discretion, establish a Performance Award pool(s), which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards associated with any given performance period.  The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Subparagraph IX(b)(2) hereof for eligible persons who are designated by the Committee as likely to be a Covered Employee, or based upon performance goal(s) as determined by the Committee for all other eligible persons, during the given performance period as specified by the Committee in accordance with Subparagraph IX(b)(3) hereof.  The Committee may specify the amount of the Performance Award pool(s) as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(v)Payment of Performance Awards.  After the end of each designated performance period, the Committee shall determine the amount, if any, of (A) the applicable Performance Award pool, and the maximum amount of the potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of the potential Performance Award otherwise payable to each Participant.  Settlement of such Performance Awards shall be in cash, Common Stock, other Awards or other property, in the discretion of the Committee.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Subparagraph IX(b).  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c)Annual Incentive Awards.  If the Committee determines that an Annual Incentive Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Subparagraph IX(c).  The Committee may not exercise discretion to increase the amounts payable under any Annual Incentive Award subject to performance conditions for Awards intended to qualify as “performance-based compensation” to a Covered Employee.  For all Annual Incentive Awards granted to an eligible person who is not designated by the Committee as likely to be a Covered Employee, the grant, exercise and/or settlement of such an Annual Incentive Award may also be contingent upon the achievement of pre-established performance goals and other terms set forth in this Subparagraph IX(c) or on any such other performance goals and terms determined appropriate by the Committee for the applicable performance period or eligible person.

(i)Potential Annual Incentive Awards.  Not later than the end of the 90th day of each applicable year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under section 162(m) of the Code such as the last date that would constitute less than 25% of the applicable performance period year, the Committee shall determine the eligible persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Subparagraph IX (c)(i) hereof or as individual Annual Incentive Awards.  The amount potentially payable, with respect to Annual Incentive Awards, shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Subparagraph IX(b)(ii) hereof for eligible persons who are designated by the Committee as likely to be a Covered Employee, or based upon performance goal(s) as determined by the Committee for all other eligible persons, in the given performance year, as specified by the Committee.

(ii)Annual Incentive Award Pool.  The Committee may, at its discretion, establish an Annual Incentive Award pool(s), which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards for any given performance year.  The amount of any Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Subparagraph IX(b)(ii) hereof for eligible persons who are designated by the Committee as likely to be a Covered Employee, or based upon performance goal(s) as determined by the Committee for all other eligible persons, during the given performance period, as specified by the Committee in accordance with Subparagraph IX(b)(iii) hereof.  The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(iii)Payment of Annual Incentive Awards.  After the end of each applicable year, the Committee shall determine the amount, if any, of (A) the applicable Annual Incentive Award pool, and the maximum amount of the potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of the potential Annual Incentive Award otherwise payable to each Participant.  The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under section 162(m) of the Code.  The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of the applicable year or settlement of such Annual Incentive Award.

(d)Awards Criteria.  In determining the value of the settlement or payment of Performance Awards and Annual Incentive Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.  The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award or Annual Incentive Award during the applicable performance period.

(e)Termination of Award.  A Performance Award or an Annual Incentive Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee subject to the restrictions of section 162(m) of the Code.

(f)Performance Award and Annual Incentive Award Agreements.  At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into an Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Performance Award Agreements, or the respective Annual Incentive Award Agreements, need not be identical.  Subject to the consent of the Participant where such an amendment would negatively impair the Participant’s rights under the Award Agreement, the Committee may, in its sole discretion, amend an outstanding Performance Award or Annual Incentive Award Agreement from time to time in any manner that is not inconsistent with the provisions of this Plan.

(g)Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, the achievement of performance goals relating to and final settlement of Performance Awards under Subparagraph IX(b), the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards, the achievement of performance goals relating to and final settlement of Annual Incentive Awards under Subparagraph IX(c) shall be made in writing in the case of any Award intended to qualify under section 162(m) of the Code.  Notwithstanding the allowance in Paragraph IV of this Plan regarding delegation of duties or administration, the applicable Committee may not delegate any responsibilities described in this Subparagraph IX(g) relating to such Performance Awards or Annual Incentive Awards.

X.   PHANTOM STOCK AWARDS

(a)Phantom Stock Awards.  Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives.  The Committee may, in its discretion, require payment or other conditions of the Participant respecting any Phantom Stock Award.  A Phantom Stock Award may include, without limitation, a Stock Appreciation Right that is granted independently of an Option; provided, however, that the exercise price per share of Common Stock subject to the Stock Appreciation Right shall be determined by the Committee but, subject to adjustment as provided in Paragraph XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Stock Appreciation Right is granted.

(b)Award Period.  The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Participant.

(c)Awards Criteria.  In determining the value of Phantom Stock Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

(d)Payment.  Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award.  Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee.  Payment shall be made in a lump sum or in installments as prescribed by the Committee.  Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Phantom Stock Award Agreement.  Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee.

(e)Termination of Award.  A Phantom Stock Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

(f)Phantom Stock Award Agreements.  At the time any Award is made under this Paragraph X, the Company and the Participant shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Phantom Stock Award Agreements need not be identical.  Subject to the consent of the Participant where such an amendment would negatively impair the Participant’s rights under the Award Agreement, the Committee may, in its sole discretion, amend an outstanding Phantom Stock Award Agreement from time to time in any manner that is not inconsistent with the provisions of this Plan.

XI.   RESTRICTED STOCK UNIT AWARDS

(a)Restricted Stock Unit Awards.  The Committee is authorized to grant Restricted Stock Units, which are rights to receive Common Stock or cash (or a combination thereof) at the end of a specified deferral period (which may or may not be coterminous with the vesting schedule of the Award), to a Participant, subject to the terms and conditions below as well as in any Restricted Stock Unit Award Agreement governing the Award.

(b)Other Terms and Conditions.  Settlement of an Award of Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant).  In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on the achievement of performance goals, whether or not specified in Paragraph IX, and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.  Restricted Stock Units shall be satisfied by the delivery of cash or Common Stock in the amount equal to the Fair Market Value of the specified number of shares of Common Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(c)Dividend Equivalents.  Unless otherwise determined by the Committee at date of grant and specified in the Restricted Stock Unit Agreement, dividend equivalents on the specified number of shares of Common Stock covered by an Award of Restricted Stock Units shall be either (i) paid with respect to such Restricted Stock Units on the dividend payment date in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (ii) deferred with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units; provided, however, no such dividend equivalent shall be paid or deferred as set forth above with respect to any such unit that remains contingent upon the Company or the Participant attaining one or more performance measures.

(d)Restricted Stock Unit Agreements.  At any time any Award is made under this Paragraph XI, the Company and the Participant shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Restricted Stock Unit Agreements need not be identical.  Subject to the consent of the Participant where such an amendment would negatively impair the Participant’s rights under the Award Agreement, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Unit Agreement from time to time in any manner that is not inconsistent with the provisions of this Plan.

XII.   BONUS STOCK AWARDS

Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Committee shall determine.  Bonus Stock Awards shall be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture.  The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee in its sole discretion.  Bonus Stock Awards may be utilized to grant Common Stock in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Executive Officers, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Rule 16b-3.  In the case of any grant of Common Stock to an officer of the Company or any of its Affiliates in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

XIII.   RECAPITALIZATION OR REORGANIZATION

(a)No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(b)Subdivision or Consolidation of Shares; Stock Dividends.  The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased.  Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c)Recapitalizations and Corporate Changes.  If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award.  If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (x) 10 days after such merger, consolidation, reorganization, sale, lease, or exchange of assets or dissolution or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options or Stock Appreciation Rights held by any individual Participant: (1) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such unexercised Awards and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options or Stock Appreciation Rights held by such Participants (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph XIII(d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or (3) make such adjustments to Options or Stock Appreciation Rights then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.  Notwithstanding the foregoing, upon the occurrence of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Participant, may require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Awards other than Options or Stock Appreciation Rights as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash equal to the maximum value (which maximum value may be determined, if applicable and in the discretion of the Committee, based on the then Fair Market Value of the Common Stock) of such Award which, in the event the applicable performance or vesting period set forth in such Award has not been completed, shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period; provided, however, that the Committee will not take any such action with regard to Performance Awards and Annual Incentive Awards that are intended to be “performance-based compensation” under section 162(m) of the Code that would cause such Awards to fail to comply with section 162(m) of the Code and the regulations thereunder.  The Committee, in making any determinations with regard to discretionary actions allowed pursuant to this Subparagraph XIII(c), shall, where it deems appropriate, endeavor to preserve the benefit of the affected Participant’s original arrangement with regard to the Award, as well as take into consideration the Participant’s role and position in the Company or the Participant’s past services to the Company.

(d)Change of Control Value.  For the purposes of clause (2) in Subparagraph XIII(c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options or Stock Appreciation Rights being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards.  In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph XIII(d) or Subparagraph XIII(c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e)Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XIII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award so as to prevent the dilution or enlargement of rights.  In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XIII, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f)Stockholder Action.  Any adjustment provided for in the above Subparagraphs of this Paragraph XIII shall be subject to any required stockholder action, whether such requirement is imposed by an applicable exchange on which the Common Stock is then traded or by law.

(g)No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIV.   AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan, increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Plan.

This amendment and restatement of the Plan is not intended to affect the material terms of any Award granted prior to the effective date of this amended and restated Plan without the prior written consent of the affected Participant.

XV.   MISCELLANEOUS

(a)No Right To An Award. Neither the approval of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Restricted Stock Unit Award, a right to a Performance Award, a right to an Annual Incentive Award, a right to a Phantom Stock Award, a right to a Bonus Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b)No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c)Payment Terms Applicable to All Awards. Subject to the terms of this Plan and any applicable Award agreement, payments to be made by the Company or any of its Affiliates upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments. Except as otherwise provided herein, the settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Corporate Change). Installments may be required by the Committee (subject to Paragraph XIV of this Plan) or permitted at the election of the Participant on terms and conditions established by the Committee and in compliance with the rules of section 409A of the Code and all regulations promulgated thereunder. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment payments. This Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(d)Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.  The Company shall have the right to deduct in connection with all Awards the minimum statutory amount necessary to satisfy federal, state and local taxes, domestic or foreign~~any taxes~~, required by law to be withheld ~~and,~~ to require any payments required to enable it to satisfy its withholding obligations or to withhold that quantity of shares necessary to satisfy such tax obligations. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Company.

(e)No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(f)Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Subparagraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, or (iii) with the consent of the Committee.

(g)Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

VOTE BY INTERNET - www.proxyvote.com
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CARDTRONICS, INC.

The Board of Directors recommends you vote FOR all nominees:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of the following nominees as Class I Directors;	☐	☐	☐

To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of the nominee on the line below.

____

Nominees:

01) Jorge M. Diaz
02) G. Patrick Phillips

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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